                                Receivables Sale Agreement

                                 Dated as of June 30, 1997

                                          among

                                World Color Finance, Inc.,

                                      as the Seller,

                                    ABN AMRO Bank N.V.,

                                       as the Agent,

                                  the Liquidity Providers

                             from time to time party hereto,

                                    ABN AMRO Bank N.V.,

                                       as the Enhancer,

                                            and

                                  Windmill Funding Corporation

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                                    Table of Contents


                                                                           Page

Article I     Purchases from Seller and Settlements.......................  1

    Section 1.1.   Sales..................................................  1

    Section 1.2.   Interim Liquidations...................................  3

    Section 1.3.   Selection of Discount Rates and Tranche Periods........  3

    Section 1.4.   Fees and Other Costs and Expenses......................  4

    Section 1.5.   Maintenance of Sold Interest...........................  5

    Section 1.6.   Reduction in Commitments...............................  5

    Section 1.7.   Optional Repurchases...................................  6

    Section 1.8.   Assignment of Originator Purchase Agreement............  6

    Section 1.9.   Extension of Liquidity Termination Date................  6

Article II    Sales to and from Windmill; Allocations.....................  7

    Section 2.1.   Required Purchases from Windmill.......................  7

    Section 2.2.   Purchases by Windmill..................................  8

    Section 2.3.   Allocations and Distributions..........................  9

Article III   Administration and Collections.............................. 10

    Section 3.1.   Appointment of Collection Agent........................ 10

    Section 3.2.   Duties of Collection Agent............................. 11

    Section 3.3.   Reports................................................ 12

    Section 3.4.   Lock-Box Arrangements.................................. 12

    Section 3.5.   Enforcement Rights..................................... 12

    Section 3.6.   Collection Agent Fee................................... 13

    Section 3.7.   Responsibilities of the Seller......................... 13

    Section 3.8.   Actions by Seller...................................... 13

Article IV    Representations and Warranties.............................. 14

    Section 4.1.   Representations and Warranties......................... 14

Article V     Covenants................................................... 16


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    Section 5.1.    Covenants of the Seller............................... 16

Article VI     Indemnification............................................ 20

               Section 6.1.   Indemnities by the Seller................... 20

               Section 6.2.   Increased Cost and Reduced Return........... 21

               Section 6.3.   Other Costs and Expenses.................... 22

               Section 6.4.   Withholding Taxes........................... 22

               Section 6.5.   Payments and Allocations.................... 23

Article VII    Conditions Precedent....................................... 23

               Section 7.1.   Conditions to Closing....................... 23

               Section 7.2.   Conditions to Each Purchase................. 24

Article VIII   The Agent.................................................. 24

               Section 8.1.   Appointment and Authorization............... 24

               Section 8.2.   Delegation of Duties........................ 25

               Section 8.3.   Exculpatory Provisions...................... 25

               Section 8.4.   Reliance by Agent........................... 25

               Section 8.5.   Assumed Payments............................ 25

               Section 8.6.   Notice of Termination Events................ 26

               Section 8.7.   Non-Reliance on Agent and Other Purchasers.. 26

               Section 8.8.   Agent and Affiliates........................ 26

               Section 8.9.   Indemnification............................. 26

               Section 8.10.  Successor Agent............................. 27

Article IX     Miscellaneous.............................................. 27

               Section 9.1.   Rating Agency Approval...................... 27

               Section 9.2.   Termination................................. 27

               Section 9.3.   Notices..................................... 28

               Section 9.4.   Payments and Computations................... 28

               Section 9.5.   Sharing of Recoveries....................... 28

               Section 9.6.   Right of Setoff............................. 29

               Section 9.7.   Amendments.................................. 29

               Section 9.8.   Waivers..................................... 29

               Section 9.9.   Successors and Assigns; Participations;

                                  Assignments............................. 30


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               Section 9.10.  Intended Tax Characterization............... 31

               Section 9.11.  Waiver of Confidentiality................... 31

               Section 9.12.  Agreement Not to Petition................... 32

               Section 9.13.  Excess Funds................................ 32

               Section 9.14.  No Recourse................................. 33

               Section 9.15.  Headings; Counterparts...................... 33

               Section 9.16.  Cumulative Rights and Severability.......... 33

               Section 9.17.  Governing Law; Submission to Jurisdiction... 33

               Section 9.18.  Waiver of Trial by Jury..................... 33

               Section 9.19.  Entire Agreement............................ 33




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Schedules      Description

Schedule I     Definitions
Schedule II    Liquidity Providers and Commitments of Committed Purchasers


Exhibits       Description


Exhibit A      Form of Incremental Purchase Request
Exhibit B      Form of Notification of Assignment from Windmill to the Committed
               Purchasers
Exhibit C      Form of Notification of Assignment to Windmill from the Committed
               Purchasers
Exhibit D-1    Form of Periodic Report
Exhibit D-2    Form of Daily Report
Exhibit E      Addresses and Names of Seller and Originator
Exhibit F      Lock-Boxes and Lock-Box Banks
Exhibit G      Form of Lock-Box Letter
Exhibit H      Form of Compliance Certificate
Exhibit I      Credit and Collection Policy





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                             Receivables Sale Agreement

     Receivables Sale Agreement, dated as of June 30, 1997, among World Color Finance, Inc., a Delaware corporation, as Seller (the "Seller"), ABN AMRO Bank N.V., as agent for the Purchasers (the "Agent"), the liquidity providers party hereto (the "Liquidity Providers"), ABN AMRO Bank N.V., as provider of the Program LOC (the "Enhancer"), and Windmill Funding Corporation ("Windmill"). Certain capitalized terms used herein, and certain rules of construction, are defined in Schedule I. The sole initial Liquidity Provider and the Commitments of all Committed Purchasers are listed on Schedule II.

     The parties hereto agree as follows:


                                     Article I

                          Purchases from Seller and Settlements

    Section 1.1.   Sales.

     (a) The Sold Interest. Subject to the terms and conditions hereof, the Seller may, from time to time before the Liquidity Termination Date, sell to the Agent for the benefit of Windmill, or to the Agent for the ratable benefit of the Committed Purchasers an undivided percentage ownership interest in the Receivables and all related Collections. Any such purchase (a "Purchase") shall be made by each relevant Purchaser remitting funds to the Seller, through the Agent, pursuant to Section 1.1(c) or by the Collection Agent remitting Collections to the Seller pursuant to Section 1.1(d). The aggregate percentage ownership interest of a Purchaser in the Receivables and related Collections (its "Purchase Interest") shall equal at any time the following quotient:

                                       I + R
                                  ---------------
                                         ER

where:




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          I    =    the outstanding Investment of such Purchaser at such time;

          R    =    the Reserve for such Purchaser at such time; and

          ER   =    the Eligible Receivables Balance at such time.

Except during a Liquidation Period for a Purchaser, such Purchaser's Purchase Interest will change whenever its Investment, its Reserve or the Eligible Receivables Balance changes. During a Liquidation Period for a Purchaser its Purchase Interest shall remain constant (based on its Purchase Interest as of the commencement of such Liquidation Period), except for redeterminations to reflect Investment acquired from or transferred to another Purchaser under
Article II. The sum of all Purchasers' Purchase Interests at any time is referred to herein as the "Sold Interest", which at any time is the aggregate percentage ownership interest then held by the Purchasers in the Receivables and Collections. All Purchase Interests shall be held by the Agent on behalf of the Purchasers in accordance with the terms of this Agreement.

     (b) Windmill Purchase Option and Other Purchasers' Commitments. Subject to Section 1.1(d) concerning Reinvestment Purchases, at no time will Windmill have any obligation to make a Purchase. Each Liquidity Provider and the Enhancer (together the "Committed Purchasers" and each a "Committed Purchaser") severally hereby agrees, subject to Section 7.2 and the other terms and conditions hereof, to make Purchases before the Liquidity Termination Date, based on its Ratable Share of each Purchase requested by the Seller which is not made by Windmill, to the extent its Investment would not thereby exceed its Commitment, the Aggregate Investment would not thereby exceed the Purchase Limit, and the Matured Aggregate Investment would not thereby exceed the Aggregate Commitments. Each Purchaser's first Purchase and each additional Purchase by such Purchaser not made from Collections pursuant to Section 1.1(d)


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is referred to herein as an "Incremental Purchase".  Each Purchase made by a
Purchaser with the proceeds of Collections in which it has a Purchase Interest, which does not increase the outstanding Investment of such Purchaser, is referred to herein as a "Reinvestment Purchase".

     (c) Incremental Purchases. Except as provided below, in order to request an Incremental Purchase from a Purchaser, the Seller must provide to the Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit A, by 10:00 a.m. (Chicago time) three Business Days before the requested date (the "Purchase Date") of such Purchase, specifying whether the Purchase is requested from Windmill or from the Committed Purchasers, the requested Purchase Date (which must be a Business Day) and the requested amount (the "Purchase Amount") of such Purchase, which must be (except as provided below) in a minimum amount of $1,000,000 and multiples thereof (or, an amount equal to the Maximum Incremental Purchase Amount). Notwithstanding the foregoing, in the event that Windmill ceases to make Reinvestment Purchases as described in Section 1.1(d), the Seller shall be deemed to make a request for an Incremental Purchase from the Committed Purchasers in an amount equal to the amount of Collections applied on any date pursuant to Section 2.3(a) to reduce Windmill's Investment and, subject to
Section 7.2 hereof, the Committed Purchasers shall fund such Incremental Purchase without request or further notice from Windmill. The Agent shall promptly notify the contents of any such request to each Purchaser from which the Purchase is requested. If the Purchase is requested from Windmill and Windmill determines, in its sole discretion, to make the requested Purchase, Windmill shall transfer to the Agent's Account the amount of such Incremental Purchase on the requested Purchase Date. If the Incremental Purchase is requested from the Committed Purchasers, subject to Section 7.2 and the other terms and conditions hereof, each Committed Purchaser shall transfer its Ratable Share of the requested Purchase Amount into the Agent's Account by no later than 12:00 noon (Chicago time) on the Purchase Date. The Agent shall transfer to the Seller Account the proceeds of any Incremental Purchase delivered into the Agent's Account.



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


     (d) Reinvestment Purchases. Unless Windmill has provided to the Agent, the Seller, and the Collection Agent a notice still in effect that it no longer wishes to make Reinvestment Purchases (in which case Windmill's Reinvestment Purchases, but not those of the Committed Purchasers, shall cease), at any time before the Liquidity Termination Date when no Interim Liquidation is in effect, on each day that any Collections are received by the Collection Agent a Purchaser's Purchase Interest in such Collections shall automatically be used to make a Reinvestment Purchase by such Purchaser, but only to the extent such Reinvestment Purchase would not cause the Purchaser's Investment to increase above the amount of such Investment at the start of the day plus any Incremental Purchases made by the Purchaser on that day. Windmill may revoke any notice provided under the first sentence of this Section 1.1(d) by notifying the Agent, the Seller, and the Collection Agent that it will make Reinvestment Purchases.

     (e) Security Interest. To secure all of the Seller's obligations under the Transaction Documents, the Seller hereby grants to the Agent (for the benefit of the Purchasers) a security interest in all of the Seller's rights in the Receivables, the Collections, and the Lock- Box Accounts.

     Section 1.2. Interim Liquidations. (a) Optional. The Seller may at any time direct that Reinvestment Purchases cease and that an Interim Liquidation commence for all Purchasers by giving the Agent and the Collection Agent at least three Business Days' written (including telecopy or other facsimile communication) notice specifying the date on which the Interim Liquidation shall commence and, if desired, when such Interim Liquidation shall cease before the Liquidity Termination Date (identified as a specific date or as when the Aggregate Investment is reduced to a specified amount). If the Seller does not so specify the date on which an Interim Liquidation shall cease, it may cause such Interim Liquidation to cease at any time before the Liquidity Termination Date, subject to Section 1.2(b) below, by notifying the Agent and the Collection Agent in writing (including by telecopy or other facsimile communication) at


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least three Business Days before the date on which it desires such Interim
Liquidation to cease.

     (b) Mandatory. If at any time before the Liquidity Termination Date any condition in Section 7.2 is not fulfilled, the Seller shall immediately notify the Agent and the Collection Agent, whereupon Reinvestment Purchases shall cease and an Interim Liquidation shall commence, which shall only cease upon the Seller confirming to the Agent that the conditions in Section 7.2 are fulfilled.

     Section 1.3. Selection of Discount Rates and Tranche Periods. (a) All Investment shall be allocated to one or more Tranches reflecting the Discount Rates at which such Investment accrues Discount and the Tranche Periods for which such Discount Rates apply. In each request for an Incremental Purchase and two Business Days before the expiration of any Tranche Period applicable to any Purchaser's Investment, the Seller may request the Discount Rate(s) and Tranche Period(s) to be applicable to such Investment. All Investment (i) of Windmill shall accrue Discount at the CP Rate and (ii) of the Committed Purchasers may accrue Discount at the Eurodollar Rate, the Prime Rate (in the case of the Liquidity Providers) or the Base Rate (in the case of the Enhancer), in all cases as established for each Tranche Period applicable to such Investment. Each Tranche shall be in the minimum amount of $1,000,000 and in multiples thereof or, in the case of Discount accruing at the Prime Rate or the Base Rate, in any amount of Investment that otherwise has not been allocated to another Tranche Period. Any Investment of the Committed Purchasers not allocated to a Tranche Period shall accrue Discount at the Prime Rate. During the pendency of a Termination Event, the Agent may reallocate any outstanding Investment of the Committed Purchasers to a Prime Tranche. All Discount accrued during a Tranche Period shall be payable by the Seller on the last day of such Tranche Period or, for a Eurodollar Tranche with a Tranche Period of more than three months, 90 days after the commencement, and on the last day, of such Tranche Period.

     (b) If, by the time required in Section 1.3(a), the Seller fails to select a Tranche Period for any Investment of Windmill, the Agent may, in its sole



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discretion, select such Tranche Period; provided that any such Tranche Period shall be between 25 and 45 days in length.  If, by the time required in
Section 1.3(a), the Seller fails to select a Discount Rate or Tranche Period for any Investment of the Committed Purchasers, such amount of Investment shall automatically accrue Discount at the Prime Rate (in the case of the Liquidity Providers) and the Base Rate (in the case of the Enhancer) for a three Business Day Tranche Period. Any Investment purchased from Windmill pursuant to
Section 2.1 shall have an initial Prime Tranche Period of three Business Days.

     (c)  If the Agent or any Committed Purchaser determines in good faith
(i) that maintenance of any Eurodollar Tranche would violate any applicable law or regulation or (ii) that deposits of a type and maturity appropriate to match fund any of such Purchaser's Eurodollar Tranches are not available, then the Agent, upon the direction of such Purchaser, shall suspend the availability of, and terminate any outstanding, Eurodollar Tranche so affected. All Investment allocated to any such terminated Eurodollar Tranche shall be reallocated to a Prime Tranche.

     Section 1.4. Fees and Other Costs and Expenses. (a) The Seller shall pay to the Agent (i) for the ratable benefit of the Liquidity Providers, such amounts as agreed to with the Liquidity Providers and the Agent in the Pricing Letter, and (ii) for the account of the Enhancer and the Agent, such amounts as agreed to with the Enhancer and the Agent in the Fee Letter.

     (b) If the amount of Investment allocated to any Eurodollar Tranche is reduced before the last day of its Tranche Period, or if a requested Incremental Purchase at the Eurodollar Rate does not take place on its scheduled Purchase Date, the Seller shall pay the Early Payment Fee to each Purchaser that had its Investment so reduced or scheduled Purchase not made.

     (c) Investment shall be payable solely from Collections and from amounts payable under Sections 1.5, 1.7 and 6.1 (to the extent amounts paid under Section 6.1 indemnify against reductions in or non-payment of Receivables). The



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Seller shall pay, as a full recourse obligation, all other amounts payable hereunder, including, without limitation, all Discount, fees described in clauses (a) and (b) above and amounts payable under Article VI.

     Section 1.5. Maintenance of Sold Interest; Deemed Collection. (a) General. If at any time before the Liquidity Termination Date the sum of 100% plus the Reserve Percentage multiplied by the Aggregate Investment (or, if a Termination Event exists, the Matured Aggregate Investment) exceeds the product of the Sold Interest (or, if less, 100%) multiplied by the Eligible Receivables Balance, then the Seller shall immediately pay to the Agent an amount equal to such excess for application to reduce the Investments of the Purchasers ratably in accordance with the Matured Value of their respective Investments, applied first to Prime Tranches and second to the other Tranches with the shortest remaining maturities unless otherwise specified by the Seller. Any amount so applied to reduce Windmill's Investment shall be deposited in the Special Transaction Subaccount.

     (b) Deemed Collections. If on any day the outstanding balance of an Eligible Receivable is reduced or cancelled as a result of any defective or rejected goods or services, any cash discount or adjustment (including as a result of the application of any special refund or other discounts or any reconciliation), any setoff or credit (whether such claim or credit arises out of the same, a related, or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection on such Receivable in the amount of such reduction or cancellation. If on any day any representation contained in
Section 4.1(e) or 4.1(j) with respect to an Eligible Receivable is not true or is not satisfied, the Seller shall be deemed to have received on such day a Collection in the amount of the outstanding balance of such Receivable. All such Collections deemed received by the Seller under this Section 1.5(b) shall be remitted by the Seller to the Collection Agent in accordance with
Section 5.1(i).

     (c) Adjustment to Sold Interest. At any time before the Liquidity Termination Date that the Seller is deemed to have received any Collection under



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Section 1.5(b) ("Deemed Collections") that derive from a Receivable that is otherwise reported as an Eligible Receivable, so long as no Liquidation Period then exists, the Seller may satisfy its obligation to deliver such amount to the Collection Agent by instead notifying the Collection Agent that the Sold Interest should be recalculated by decreasing the Eligible Receivables Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Sold Interest to exceed 100%.

     (d) Payment Assumption. Unless an Obligor otherwise specifies or another application is required by contract or law, any payment received by the Seller from any Obligor shall be applied as a Collection of Receivables of such Obligor (starting with the oldest such Receivable) and remitted to the Collection Agent as such.

     Section 1.6. Reduction in Commitments. The Seller may, upon five days' notice to the Agent, reduce the Aggregate Commitment in increments of $1,000,000, so long as the Aggregate Commitment at all times equals at least the outstanding Matured Aggregate Investment. Each such reduction in the Aggregate Commitment shall reduce the Commitment of each Committed Purchaser in accordance with its Ratable Share and shall ratably reduce the Purchase Limit so that the Aggregate Commitment remains at least 102% of the Purchase Limit.

     Section 1.7. Optional Repurchases. At any time that the Aggregate Investment is less than 10% of the Aggregate Commitment in effect on the date hereof, the Seller may, upon five days' notice to the Agent, repurchase the entire Sold Interest from the Purchasers at a price equal to the outstanding Matured Aggregate Investment and all other amounts then owed hereunder.

     Section 1.8. Assignment of Originator Purchase Agreement. The Seller hereby assigns and otherwise transfers to the Agent (for the benefit of the Agent, each Purchaser and any other Person to whom any amount is owed hereunder), all of the Seller's right, title and interest in, to and under the Originator Purchase Agreement. The Seller shall execute, file and record all



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


financing statements, continuation statements and other documents requested by the Agent which are required to perfect or protect such assignment. This assignment includes (a) all monies due and to become due to the Seller from the Originator under or in connection with the Originator Purchase Agreement (including fees, expenses, costs, indemnities and damages for the breach of any obligation or representation related to either such agreement) and (b) all rights, remedies, powers, privileges and claims of the Seller against the Originator under or in connection with the Originator Purchase Agreement.
All provisions of the Originator Purchase Agreement shall inure to the benefit of, and may be relied upon by, the Agent, each Purchaser and each such other Person. At any time that a Termination Event has occurred and is continuing, the Agent shall have the sole right to enforce the Seller's rights and remedies under the Originator Purchase Agreement to the same extent as the Seller could absent this assignment, but without any obligation on the part of the Agent, any Purchaser or any other such Person to perform any of the obligations of the Seller under the Originator Purchase Agreement (or any of the promissory notes executed thereunder). All amounts distributed to the Seller under the Purchase Agreement from Receivables sold to the Seller thereunder shall constitute Collections hereunder and shall be applied in accordance herewith.

    Section 1.9. Extension of Liquidity Termination Date. The Seller may advise the Liquidity Providers and the Enhancer in writing of its desire to extend the Liquidity Termination Date for an additional 364 days, provided
(i) such request is made not more than 90 days prior to, and not less than 60 days prior to, the Liquidity Termination Date, (ii) not more than one such request for the extension of the Liquidity Termination Date may be made in any one calendar year and (iii) in no event shall the Liquidity Termination Date be extended beyond June 30, 2002. In the event that the Liquidity Providers and the Enhancer are agreeable to such extension, the Agent shall so notify the Seller in writing (it being understood that the Liquidity Providers and the Enhancer may accept or decline such a request in their sole discretion and on such terms as they may elect) and the Seller and the Liquidity Providers and the Enhancer shall enter into such documents as the Liquidity Providers and the

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


Enhancer may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Liquidity Providers and the Enhancer in connection therewith (including reasonable attorneys' fees) shall be paid by the Seller. The Liquidity Providers or the Enhancer shall be deemed to have refused to grant the requested extension in the event they shall fail to so notify the Seller of their agreement to such an extension.

                                   Article II

                       Sales to and from Windmill; Allocations

     Section 2.1. Required Purchases from Windmill. (a) Windmill may, at any time, and on the earlier of the Windmill Termination Date and 10 Business Days following the Agent and Windmill learning of a continuing Termination Event, Windmill shall, sell to the Committed Purchasers and the Committed Purchasers shall purchase any percentage designated by Windmill of Windmill's Investment and its related Windmill Settlement (each, a "Put"). If the Put occurs due to the Windmill Termination Date or a Termination Event, the designated percentage shall be 100% or such lesser percentage as is necessary to obtain the maximum available Purchase Price from each Committed Purchaser. Immediately upon notice of a Put from Windmill to the Agent, the Agent shall deliver to each Committed Purchaser a notification of assignment in substantially the form of Exhibit B, and each Committed Purchaser shall purchase from Windmill its Purchase Percentage of Windmill's Investment and related Windmill Settlement by transferring to the Agent's Account an amount equal to such Purchaser's Purchase Price by not later than 1:00 p.m. (Chicago time) on the date such funds are requested; provided, however, that the Enhancer may exchange for part or all of the Purchase Price payable by it an equal amount of the Program Unreimbursed Draw Amount.

     (b) If a Liquidity Provider fails to transfer to the Agent its full Purchase Price when required by Section 2.1(a) (the aggregate amount not made available to the Agent by each such Liquidity Provider being the "Unpaid Amount"), then, upon notice from the Agent by not later than 1:15 p.m. (Chicago



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time), each Liquidity Provider not owing an Unpaid Amount shall transfer to the Agent's Account, by not later than 1:45 p.m. (Chicago time), an amount equal to the lesser of such Liquidity Provider's proportionate share (based on its Commitment divided by the Commitments of all Liquidity Providers that have not so failed to pay their full Purchase Price) of the Unpaid Amount and its Unused Commitment. If the Agent does not then receive the Unpaid Amount in full, upon notice from the Agent by not later than 2:00 p.m. (Chicago time) on such day, each Liquidity Provider that has not failed to fund any part of its obligations on such day under this Section 2.1 shall pay to the Agent, by not later than 2:30 p.m. (Chicago time), its proportionate share (determined as described above) of the amount of such remaining deficiency up to the amount of its Unused Commitment. Any Liquidity Provider that fails to make a payment under this Section 2.1 on the date of a Put shall pay on demand to each other Liquidity Provider that makes a payment under this subsection (b) the amount paid by it to cover such failure, together with interest thereon, for each day from the date such payment was made until the date such other Liquidity Provider has been paid such amount in full, at a rate per annum equal to the Federal Funds Rate plus two percent (2%) per annum. In addition, without prejudice to any other rights Windmill may have under applicable law, any Liquidity Provider that has failed to transfer to the Agent under Section 2.1(a) its full Purchase Price shall pay on demand to Windmill the difference between such unpaid Purchase Price and the amount paid by other Liquidity Providers or the Agent to cover such failure, together with interest thereon, for each day from the date such Purchase Price was due until the date paid, at a rate per annum equal to the Federal Funds Rate plus two percent (2%) per annum.

     (c) Any portion of Windmill's Investment and related Windmill Settlement purchased by a Committed Purchaser (including any purchased under Section 2.1(b) in fulfillment of another Liquidity Provider's obligation unless such purchase is reimbursed in full, with interest, by such other Liquidity Provider under Section 2.1(b)) shall be considered part of such Purchaser's Investment and related Windmill Settlement from the date of the relevant Put. Each such sale by Windmill to a Committed Purchaser shall be



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


without recourse, representation or warranty except for the representation and warranty that such Investment and related amounts are being sold by Windmill free and clear of any Adverse Claim created or granted by Windmill. Immediately upon any purchase by the Committed Purchasers of any portion of Windmill's Investment, the Seller shall have the option of reimbursing the Agent, for the account of the appropriate Purchasers, the amount of any amounts described in clause (b) of the definition of Purchase Price on the date of such Purchase by such Purchaser. Until used to pay CP Notes, all proceeds of any Purchase pursuant to this Section shall be invested in Permitted Investments. All earnings on such Permitted Investments shall be promptly remitted to the Seller.

     (d) The proceeds from each Put received by Windmill (other than amounts described in clauses (b)(ii) and (iii) of the definition of Purchase Price), shall be transferred into the Special Transaction Subaccount and used solely to pay that portion of the outstanding commercial paper of Windmill issued to fund or maintain the Investment of Windmill so transferred.

     (e) The obligation of each Committed Purchaser to make any purchase from Windmill pursuant to this Section 2.1 shall be several, not joint, and shall be absolute and unconditional; provided, however, that no Committed Purchaser shall have any obligation to make such a purchase at a time that
(i) Windmill shall have voluntarily commenced any proceeding or filed any petition under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Windmill or (ii) involuntary proceedings or an involuntary petition shall have been commenced or filed against Windmill under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of Windmill and such proceeding or petition shall not have been dismissed or stayed for a period of thirty (30) days, or any of the actions sought in such proceeding or petition (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, Windmill or for any substantial part of Windmill's property) shall occur.

     Section 2.2. Purchases by Windmill. If the Seller requests an increase in Windmill's Investment when any Committed Purchaser has any outstanding Investment, Windmill shall determine the amount, if any, by which it desires to increase its Investment (the "Desired Increase") and shall so notify the Agent. If Windmill has a Desired Increase, the Agent shall deliver to the Committed Purchasers a notification of assignment in substantially the form of Exhibit C and, before purchasing any additional Investment from the Seller, Windmill shall purchase in full the Investment of the Committed Purchasers, at a purchase price equal to such Investment plus accrued and unpaid Discount thereon. If the Desired Increase is less than the sum of the total Investment of the Committed Purchasers and accrued Discount, Windmill shall purchase a ratable portion of each Liquidity Provider's Investment and only after all such Investment and accrued Discount thereon is purchased may Windmill purchase Investment of the Enhancer and Discount thereon. As a condition to any such sale of Investment by Committed Purchasers to Windmill, the Seller must pay the Early Payment Fee if any then owed to such Committed Purchasers. Any sale from any Committed Purchaser to Windmill pursuant to this Section 2.2 shall be without recourse, representation or warranty except for the representation and warranty that the Investment sold by such Purchaser is free and clear of any Adverse Claim created or granted by such Purchaser and that such Purchaser has not suffered any Bankruptcy Event.

     Section 2.3.   Allocations and Distributions.

     (a) Windmill Termination and Non-Reinvestment Periods. Before the Liquidity Termination Date unless an Interim Liquidation is in effect, on each day during a period that Windmill is not making Reinvestment Purchases (as established under Section 1.1(d)) and at all times on and after the Windmill Termination Date, the Collection Agent (i) shall set aside and hold solely for the benefit of Windmill (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) Windmill's Purchase Interest in all Collections received on such day and (ii) shall distribute on the last day of each CP Tranche Period (for the benefit of Windmill) the amounts so set aside (A) to the Agent, up to the amount of Windmill's Investment allocated to such Tranche Period and, to the extent not already paid in full, all Discount thereon and all other amounts then due from the Seller in connection with such Investment and Tranche Period, and (B) to the Seller, any such amounts remaining after distribution of all amounts payable under clause (A). The Sold Interest, and each Purchaser's Purchase Interest, shall be recalculated to give effect to any application of any portion of the Sold Interest in Collections to pay Discount or other amounts (except Investment) under this
Section 2.3(a), and the Seller shall comply with Section 1.5(a) after such recalculation.

     (b) Liquidity Termination Date and Interim Liquidations. On each day on and after the Liquidity Termination Date, and during any Interim Liquidation, the Collection Agent shall set aside and hold solely for the account of the Agent, for the benefit of the Purchasers, (or deliver to the Agent, if so instructed pursuant to Section 3.2(a)) the Sold Interest in all Collections received on such day and such Collections shall be allocated as follows:

          (i) first, only so long as (A) the sum of the Matured Value of the Windmill Investment, the Matured Value of the Liquidity Provider Investment, and the Enhancer Investment is less than (B) the product of the Sold Interest (or, if less, 100%) multiplied by the Reserve Adjusted Eligible Receivables Balance, to the payment of all Discount then due and not paid to the Enhancer;

          (ii) second, to Windmill and to the Liquidity Providers (ratably, based on the Matured Value of their Investments) until all Investment of, and Discount due but not already paid to, the Liquidity Providers and Windmill has been paid in full;

          (iii) third, to the Enhancer until all Investment of, and Discount due but not already paid to, the Enhancer has been paid in full;

          (iv) fourth, to the Purchasers until all other amounts owed to the Purchasers have been paid in full;

          (v) fifth, to the Agent until all amounts owed to the Agent have been paid in full;

          (vi) sixth, to any other Person to whom any amounts are owed under the Transaction Documents until all such amounts have been paid in full; and

          (vii) seventh, to the Seller (or as otherwise required by applicable law).

Unless an Interim Liquidation has ended by such date (in which case Reinvestment Purchases shall resume to the extent provided in Section 1.1(d)), on the last day of each Tranche Period (unless otherwise instructed by the Agent pursuant to Section 3.2(a)), the Collection Agent shall deposit into the Agent's Account, from such set aside Collections, all amounts allocated to such Tranche Period and all Tranche Periods that ended before such date, due in accordance with the priorities in clauses (i) - (iii) above. No distributions shall be made to pay amounts under clauses (iv) - (vii) until sufficient Collections have been set aside to pay all amounts described in clauses (i) - (iii) that may become payable for all outstanding Tranche Periods. All distributions by the Agent shall be made ratably within each priority level in accordance with the respective amounts then due each Person included in such level unless otherwise agreed by the Agent and all Purchasers. As provided in Section 1.4(c) all Discount and other amounts payable hereunder other than Investment are payable by the Seller.

     (c) Reinvestment Periods. During any period other than a period described in Section 2.3(a) or 2.3(b), the Collection Agent shall set aside and hold from Collections amounts sufficient to pay Discount for all Tranche Periods then outstanding and shall distribute such amounts to the appropriate Purchasers on the last day of each such Tranche Period to the extent not otherwise paid by the Seller pursuant to Section 1.3(a) on any such date. If any part of the Sold Interest in any Collections is applied to pay any such amounts pursuant to this Section 2.3(c), the Seller shall pay to the Collection Agent the amount so applied for distribution as part of the Sold Interest in Collections.

                                    Article III

                         Administration and Collections

     Section 3.1. Appointment of Collection Agent. (a) The servicing, administering and collecting of the Receivables shall be conducted by a Person (the "Collection Agent") designated to so act on behalf of the Purchasers under this Article III. The Seller is hereby designated as, and agrees to perform the duties and obligations of, the Collection Agent. The Seller acknowledges that the Agent and each Purchaser have relied on the Seller's agreement to act as Collection Agent (and the agreement of any of the sub-collection agents to so act) in making the decision to execute and deliver this Agreement and agrees that it will not voluntarily resign as Collection Agent nor permit any sub-collection agent to voluntarily resign as a sub-collection agent. At any time after the occurrence and during the continuance of a Termination Event, the Agent may designate a new Collection Agent to succeed the Seller (or any successor Collection Agent).

     (b) The Seller may, and if requested by the Agent shall, delegate its duties and obligations as Collection Agent to the Originator or other Affiliate of the Seller (acting as a sub-collection agent). Notwithstanding such delegation, the Seller shall remain primarily liable for the performance of the duties and obligations so delegated, and the Agent and each Purchaser shall have the right to look solely to the Seller for such performance. The Agent may at any time after the occurrence and during the continuance of a Termination Event remove or replace any sub-collection agent.

     (c) If replaced, the Collection Agent agrees it will terminate, and will cause each existing sub-collection agent to terminate, its collection activities in a manner requested by the Agent to facilitate the transition to a new

Collection Agent. The Collection Agent shall cooperate with and assist any new Collection Agent (including providing access to, and transferring, all Records and allowing the new Collection Agent to use all licenses, hardware or software necessary or desirable to collect the Receivables).

    Section 3.2. Duties of Collection Agent. (a) The Collection Agent shall take, or cause to be taken, all action reasonably necessary or advisable to collect each Eligible Receivable in accordance with this Agreement, the Credit and Collection Policy and all applicable laws, rules and regulations using the skill and attention the Collection Agent exercises in collecting other receivables or obligations owed solely to it. The Collection Agent shall, in accordance herewith, set aside all Collections to which a Purchaser is entitled. After the occurrence and during the continuance on of a Termination Event, if so instructed by the Agent, the Collection Agent shall transfer to the Agent the amount of Collections to which the Agent and the Purchasers are entitled by the Business Day following receipt. Each party hereto hereby appoints the Collection Agent to enforce such Person's rights and interests in the Receivables, but (notwithstanding any other provision in any Transaction Document) the Agent shall at all times have the sole right to direct the Collection Agent to commence or settle any legal action to enforce collection of any Eligible Receivable.

     (b) If no Termination Event has occurred and is continuing and the Collection Agent determines that such action is appropriate in order to maximize the Collections, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable or adjust the outstanding balance of any Receivable. Any such extension or adjustment shall not alter the status of a Receivable as a Defaulted Receivable or Delinquent Receivable or limit any rights of the Agent or the Purchasers hereunder. If a Termination Event has occurred and is continuing, the Collection Agent may make such extensions or adjustments only with the prior consent of the Agent.

     (c) The Collection Agent shall turn over to the Seller (i) any percentage of Collections in excess of the Sold Interest, less the Collection Agent Fee and (ii) subject to Section 1.5(d), the collections and records for any indebtedness owed to the Seller that is not a Receivable. The Collection Agent shall have no obligation to remit any such funds or records to the Seller until the Collection Agent receives evidence (satisfactory to the Agent) that the Seller is entitled to such items. The Collection Agent has no obligations concerning indebtedness that is not a Receivable other than to deliver the collections and records for such indebtedness to the Seller when required by this Section 3.2(c).

     Section 3.3. Reports. (a) On or before the tenth Business Day of each month the Collection Agent shall deliver to the Agent a report reflecting information as of the close of business of the Collection Agent for the immediately preceding calendar month or such other preceding period as is requested (each a "Periodic Report"), containing the information described on Exhibit D-1 (with such modifications or additional information as reasonably requested by the Agent or the Instructing Group).

     (b) On each Business Day, the Collection Agent shall deliver to the Agent a report reflecting information as of the close of business of the Collection Agent for that day, containing information described on Exhibit D-2 (with such modifications or additional information as reasonably requested by the Agent or the Instructing Group).

     Section 3.4. Lock-Box Arrangements. The Agent is hereby authorized to give notice at any time after the occurrence and during the continuance of a Termination Event to any or all Lock-Box Banks that the Agent is exercising its rights under the Lock-Box Letters and to take all actions permitted under the Lock-Box Letters. The Seller agrees to take any reasonable action requested by the Agent to facilitate the foregoing. After the Agent takes any such action under the Lock-Box Letters, the Seller shall immediately deliver to the Agent any Collections received by the Seller. If the Agent takes control of any

Lock-Box Account, the Agent shall distribute Collections it receives in accordance herewith and shall deliver to the Collection Agent, for distribution under Section 3.2, all other amounts it receives from such Lock-Box Account.

    Section 3.5. Enforcement Rights. (a) The Agent may, at any time after the occurrence and during the continuance of a Termination Event, direct the Obligors and the Lock-Box Banks to make all payments on the Receivables directly to the Agent or its designee. The Agent may, and the Seller shall at the Agent's request after the occurrence and during the continuance of a Termination Event, withhold the identity of the Purchasers from the Obligors and Lock-Box Banks. Upon the Agent's request after the occurrence and during the continuance of a Termination Event, the Seller (at the Seller's expense) shall (i) give notice to each Obligor of the Agent's ownership of the Sold Interest and direct that payments on Receivables be made directly to the Agent or its designee,
(ii) assemble for the Agent all Records and collateral security for the Receivables and transfer to the Agent (or its designee), or license to the Agent (or its designee) the use of, all software useful to collect the Receivables and
(iii) segregate in a manner acceptable to the Agent all Collections the Seller receives and, promptly upon receipt, remit such Collections in the form received, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

     (b) The Seller hereby irrevocably appoints the Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in the place of the Seller, to take any and all steps deemed desirable by the Agent, in the name and on behalf of the Seller to, after the occurrence and during the continuance of an Event of Default, (i) collect any amounts due under any Eligible Receivable, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Receivables, and (ii) exercise any and all of the Seller's rights and remedies under the Originator Purchase Agreement.
The Agent's powers under this Section 3.5(b) shall not subject the Agent to any liability if any action taken by it proves to be inadequate or invalid, nor shall such powers confer any obligation whatsoever upon the Agent.

     (c) Neither the Agent nor any Purchaser shall have any obligation to take or consent to any action to realize upon any Receivable or to enforce any rights or remedies related thereto.

     Section 3.6. Collection Agent Fee. On or before the tenth Business Day of each calendar month, the Seller shall pay to the Collection Agent a fee for the immediately preceding calendar month as compensation for its services (the "Collection Agent Fee") equal to (a) at all times the Seller or an Affiliate of the Seller is the Collection Agent, 0.05% of the aggregate Collections during the preceding calendar month or such other amount as is acceptable to the Seller and the Collection Agent from time to time, the receipt and sufficiency of which is hereby acknowledged, and (b) at all times any other Person is the Collection Agent, a reasonable amount agreed upon by the Agent and the new Collection Agent on an arm's-length basis reflecting rates and terms prevailing in the market at such time. The Collection Agent may only apply to payment of the Collection Agent Fee the portion of the Collections in excess of the Sold Interest or Collections that fund Reinvestment Purchases. The Agent may, with the consent of the Instructing Group, pay the Collection Agent Fee to the Collection Agent from the Sold Interest in Collections. The Seller shall be obligated to reimburse any such payment to the extent required by Section 1.5 or 2.3.

     Section 3.7. Responsibilities of the Seller. The Seller shall pay or cause to be paid when due all Taxes payable in connection with the Receivables or their creation or satisfaction. The Seller shall perform all of its obligations under agreements related to the Receivables to the same extent as if interests in the Receivables had not been transferred hereunder. The Agent's or any Purchaser's exercise of any rights hereunder shall not relieve the Seller from such obligations. Neither the Agent nor any Purchaser shall have any obligation to perform any obligation of the Seller or any other obligation or liability in connection with the Receivables.

     Section 3.8. Actions by Seller. If any goods related to a Receivable are repossessed, the Seller, to the extent consistent with its current practices agrees to resell, or to have such goods resold, in a commercially reasonable manner for the account of the Agent and remit, or have remitted, to the Agent the Purchasers' share in the gross sale proceeds thereof net of any out-of-pocket expenses and any equity of redemption of the Obligor thereon.
Any such moneys collected by the Seller or the Originator or other Affiliate of the Seller pursuant to this Section 3.8 shall be segregated and treated as a Collection.

                                  Article IV

                         Representations and Warranties

     Section 4.1. Representations and Warranties. The Seller represents and warrants to the Agent and each Purchaser that:

          (a) Corporate Existence and Power. Each of the Seller and the Originator is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted, except where failure to obtain such license, authorization, consent or approval is not reasonably likely to have a material adverse effect on (i) its ability to perform its obligations under, or the enforceability of, any Transaction Document, (ii) its business or financial condition, (iii) the interests of the Agent or any Purchaser under any Transaction Document or (iv) the enforceability or collectibility of any Eligible Receivable.

          (b) Corporate Authorization and No Contravention. The execution, delivery and performance by the Seller and the Originator of each Transaction Document to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene or constitute a default under (A) any applicable law, rule or regulation, (B) its charter or by-laws or (C) any agreement, order or other instrument to which it is a party or its property is subject and (iv) will not result in any Adverse Claim on any Eligible Receivable or Collection or give cause for the acceleration of any indebtedness of the Seller or the Originator.

          (c) No Consent Required. No approval, authorization or other action by, or filings with, any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Seller or the Originator of any Transaction Document or any transaction contemplated thereby.

          (d) Binding Effect. Each Transaction Document to which the Seller or the Originator is a party constitutes the legal, valid and binding obligation of such Person enforceable against that Person in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar laws of general application relating to or affecting the enforcement of creditors' rights generally and subject to general principles of equity.

          (e) Perfection of Ownership Interest. Immediately preceding its sale of Receivables to the Seller, the Originator was the owner of, and effectively sold, such Receivables to the Seller, free and clear of any Adverse Claim (other than any Permitted Liens). The Seller owns the Receivables free of any Adverse Claim (other than any Permitted Liens) other than the interests of the Agent or the Purchasers (through the Agent) therein that are created hereby, and the Agent or each Purchaser shall at all times have a valid undivided percentage interest, which shall be a first priority perfected security interest for purposes of
     Article 9 of the applicable Uniform Commercial Code, in any Eligible Receivable and Collections with respect thereto.

          (f) Accuracy of Information. All written information furnished by the Seller, the Originator or any Affiliate of any such Person to the Agent or any Purchaser in connection with any Transaction Document, or any transaction contemplated thereby, is true and accurate in all material respects (and is not incomplete by omitting any information necessary to prevent such information from being materially misleading).

          (g) No Actions, Suits. There are no actions, suits or other proceedings (including matters relating to environmental liability) pending or threatened against or affecting the Seller or the Originator, or any of their respective properties, that (i) (individually or in the aggregate), are reasonably likely to have a material adverse effect on the financial condition of the Seller or the Originator or any Subsidiary or on the collectibility of any Eligible Receivable or (ii) involve any Transaction Document or any transaction contemplated thereby. None of the Seller or the Originator is in default of any contractual obligation or in violation of any order, rule or regulation of any Governmental Authority, which default or violation is reasonably likely to have a material adverse effect upon (i) the financial condition of the Seller or the Originator and its Subsidiaries taken as a whole or (ii) the collectibility of any Eligible Receivable.

          (h) No Material Adverse Effect. Since the last day of the most recent fiscal year of the Originator, there has been no material adverse change in the business, operations, properties, assets or condition or prospects (financial or otherwise) of the Originator and its Subsidiaries, taken as a whole, or other event that has caused or evidences, in any case or in the aggregate, a Material Adverse Effect.

          (i) Accuracy of Exhibits; Lock-Box Arrangements. All information on Exhibits E and F (listing offices and names of the Seller and the Originator and where they maintain Records; and Lock Boxes) is true and complete in all material respects, subject to any changes permitted by, and notified to the Agent in accordance with, Article V. The Seller has delivered a copy of all Lock-Box Agreements to the Agent. The Seller has not granted any interest in any Lock-Box or Lock-Box Account to any Person other than the Agent.

          (j) Sales by the Originator. Each sale by the Originator to the Seller of an interest in Receivables and their Collections has been made in accordance with the terms of the Purchase Agreement, including the payment by the Seller to the Originator of the purchase price described in the Purchase Agreement. Each such sale has been made for "reasonably equivalent value" (as such term is used in Section 548 of the Bankruptcy
     Code) and not for or on account of "antecedent debt" (as such term is used in Section 547 of the Bankruptcy Code) owed by the Originator to the Seller.

                                      Article V

                                      Covenants

     Section 5.1. Covenants of the Seller. The Seller hereby covenants and agrees to comply with the following covenants and agreements, unless the Agent (with the consent of the Instructing Group) shall otherwise consent:

    (a) Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP and will furnish to the Agent and each Purchaser:

          (i) Annual Financial Statements. Within 90 days after each fiscal year of the Originator copies of (A) its annual audited financial statements (including a consolidated balance sheet, consolidated statement of income and stockholders equity and statement of cash flows, with related footnotes) certified by independent certified public accountants and prepared on a consolidated basis in conformity with GAAP, and (B) for the Seller the annual balance sheet for such Person (and, additionally for the Seller, an annual profit and loss statement) certified by an officer thereof, in each case prepared on a consolidated basis in conformity with GAAP as of the close of such fiscal year for the year then ended;

          (ii) Quarterly Financial Statements. Within 45 days after each (except the last) fiscal quarter of each fiscal year of the Originator, copies of (A) its unaudited financial statements (including at least a consolidated balance sheet as of the close of such quarter and statements of income certified by an officer and prepared in a manner consistent with the financial statements described in part (A) of clause
     (i) of this Section 5.l(a) and (B) for the Seller, the quarterly balance sheet for such Person (and, additionally for the Seller, a statement of income) for the period from the beginning of such fiscal year to the close of such quarter, in each case certified by an officer thereof and prepared in a manner consistent with part (B) of clause (i) of Section 5.1(a);

          (iii) Officer's Certificate. Each time financial statements are furnished pursuant to clause (i) or (ii) of Section 5.1(a), a compliance certificate (in substantially the form of Exhibit H) signed by an officer, dated the date of such financial statements, and containing a computation of each of the financial ratios and restrictions contained herein;

          (iv) Public Reports. Promptly upon becoming available, a copy of each report or proxy statement filed by the Originator with the Securities Exchange Commission or any securities exchange; and

          (v) Other Information. With reasonable promptness, such other information (including non-financial information) as may be reasonably requested by the Agent or any Purchaser (with a copy of such request to the Agent).

     (b) Notices. Within five Business Days an executive officer of the Seller obtaining knowledge of any of the following, the Seller will notify the Agent and provide a description of:

          (i) Potential Termination Events. The occurrence of any Potential Termination Event;

          (ii) Representations and Warranties. The failure of any representation or warranty herein to be true (when made) in any material respect;

          (iii) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding reasonably likely to be materially adverse to the Seller, the Originator or the collectibility or quality of any Eligible Receivable;

          (iv) Judgments. The entry of any judgment or decree against the Seller or the Originator if the aggregate amount of all judgments then outstanding against the Seller and against the Originator exceeds Five Million Dollars ($5,000,000); or

           (v) Changes in Business. Any change in, or proposed change in, the character of the Seller's or the Originator's business that is reasonably likely to materially impair the collectibility or quality of any Eligible Receivable.

If the Agent receives such a notice, the Agent shall promptly give notice thereof to each Purchaser and, until Windmill has no Investment after the Windmill Termination Date, to each CP Dealer and each Rating Agency.

     (c) Conduct of Business. The Seller will perform all actions necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of incorporation and to maintain all requisite authority to conduct its business in each jurisdiction in which it conducts business to the extent failure to perform such actions or maintain such authority is reasonably likely to have a material adverse effect on the financial condition or operations of the Seller or on the collectibility or quality of any Eligible Receivable.

     (d) Compliance with Laws. The Seller will comply with all laws, regulations, judgments and other directions or orders imposed by any Governmental Authority to which such Person or any Receivable or Collection may be subject to the extent failure to comply with the same is reasonably likely to have a material adverse effect on the financial condition or operations of the Seller or on the collectibility or quality of any Receivables in which the Purchasers have a Sold Interest.

     (e) Furnishing Information and Inspection of Records. The Seller will furnish to the Agent and the Purchasers such information concerning the Receivables as the Agent or a Purchaser reasonably requests. The Seller will, and will cause the Originator to, permit, at any time during regular business hours, the Agent (or any representatives thereof) (i) to examine and make copies of all Records, (ii) to visit the offices and properties of the Seller for the purpose of examining the Records and (iii) to discuss matters relating hereto with any of the Seller's or the Originator's officers, directors, employees or independent public accountants having knowledge of such matters. The Agent may (at Seller's expense, not to exceed $5,000 per year) conduct one internal audit each calendar year of the Records or make test verifications of the Receivables and Collections and (at the expense of the Agent) conduct additional internal audits or, no more than once in each calendar year, have an independent public accounting firm conduct audits of the Records or make test verifications of the Receivables and Collections.

     (f) Keeping Records. (i) The Seller will have and maintain (A) administrative and operating procedures (including an ability to recreate Records if originals are destroyed), (B) adequate facilities, personnel and equipment and (C) all Records and other information necessary for collecting the Receivables (including Records adequate to permit the identification of each new Receivable and all Collections of, and adjustments to, each existing Receivable). The Seller will give the Agent prior notice of any material change in such administrative and operating procedures.

          (ii) The Seller will, (A) at all times from and after the date hereof, upon the request of the Agent, clearly and conspicuously mark its computer and master data processing books and records with a legend describing the Agent's and the Purchasers' interest therein and (B) upon the request of the Agent, so mark each contract relating to a Receivable and deliver to the Agent all such contracts (including all multiple originals of such contracts), with any appropriate endorsement or assignment, or segregate (from all other receivables then owned or being serviced by the Seller) the Receivables and all contracts relating to each Receivable and hold in trust and safely keep such contracts so legended in separate filing cabinets or other suitable containers at such locations as the Agent may specify.

     (g) Perfection. (i) The Seller will at its expense, promptly execute and deliver all instruments and documents and take all action necessary or reasonably requested by the Agent (including the execution and filing of financing or continuation statements, amendments thereto or assignments thereof) to enable the Agent to exercise and enforce all its rights hereunder and to vest and maintain vested in the Agent a valid, first priority perfected security interest in the Receivables, the Collections, the Purchase Agreement, and proceeds thereof free and clear of any Adverse Claim (and a perfected ownership interest in the Receivables and Collections to the extent of the Sold Interest). The Agent will be permitted to sign and file any continuation statements, amendments thereto and assignments thereof without the Seller's signature.

          (ii) The Seller will only change its name, identity or corporate structure or relocate its chief executive office or the Records following ten (10) days advance notice to the Agent and the delivery to the Agent of all financing statements, instruments and other documents (including direction letters) requested by the Agent.

          (iii) The Seller will at all times maintain its chief executive offices within a jurisdiction in the USA in which Article 9 of the UCC is in effect. If the Seller or the Originator moves its chief executive office to a location that imposes Taxes, fees or other charges to perfect the Agent's and the Purchasers' interests hereunder or the Seller's interests under the Purchase Agreement, the Seller will pay all such amounts and any other costs and expenses incurred in order to maintain the enforceability of the Transaction Documents, the Sold Interest and the interests of the Agent and the Purchasers in the Receivables and Collections.

     (h) Performance of Duties. The Seller will perform, and will cause the Collection Agent (if an Affiliate) to perform, its respective duties or obligations in accordance with the provisions of each of the Transaction Documents. The Seller (at its expense) will (i) fully and timely perform in all material respects all agreements required to be observed by it in connection with each Eligible Receivable and (ii) comply in all material respects with the Credit and Collection Policy.

     (i) Payments on Receivables, Accounts. The Seller will at all times instruct all Obligors to deliver payments on the Receivables to a Lock-Box Account. If any such payments or other Collections are received by the Seller, it shall hold such payments in trust for the benefit of the Agent and the Purchasers and promptly (but in any event within two Business Days after receipt) remit such funds into a Lock-Box Account. The Seller will cause each Lock-Box Bank to comply with the terms of each applicable Lock-Box Letter. The Seller will use its best efforts not to permit any funds other than Collections to be deposited into any Lock-Box Account. If such funds are nevertheless deposited into any Lock-Box Account, the Seller will promptly identify such funds for segregation. The Seller will not, and will not permit any Collection Agent or other Person to, commingle Collections with any other funds. The Seller shall only add, and shall only permit the Originator to add, a Lock-Box Bank, Lock-Box, or Lock-Box Account to those listed on Exhibit F if the Agent has received notice of such addition, a copy of any new Lock-Box Agreement and an executed and acknowledged copy of a Lock-Box Letter substantially in the form of Exhibit G (with such changes as are acceptable to the Agent) from any new Lock-Box Bank. The Seller shall only terminate a Lock-Box Bank or Lock-Box, or close a Lock-Box Account, upon 30 days advance notice to the Agent.

     (j) Sales and Adverse Claims Relating to Receivables. Except as otherwise provided herein, the Seller will not (by operation of law or otherwise) dispose of or otherwise transfer, or create or suffer to exist any Adverse Claim upon, any inventory or goods (other than Permitted Liens).

     (k) Extension or Amendment of Receivables. Except as otherwise permitted in Section 3.2(b) and then subject to Section 1.5, the Seller will not extend, amend, rescind or cancel any Eligible Receivable.

     (l) Change in Business or Credit and Collection Policy. The Seller will not make any material change in the character of its business or in the Credit and Collection Policy.

     (m) Accounting for Sale. Except as provided in Section 9.10, the Seller will not account for, or otherwise treat, the transactions contemplated hereby other than as a sale of Receivables or inconsistent with the Agent's or the Purchaser's interest in any Eligible Receivable.

                                  Article VI

                                Indemnification

     Section 6.1. Indemnities by the Seller. Except to the extent compensated for as a Deemed Collection pursuant to Section 1.5(b), without limiting any other rights any such Person may have hereunder or under applicable law, the Seller hereby indemnifies and holds harmless, on an after-Tax basis, the Agent and each Purchaser and their respective officers, directors, agents and employees (each an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, penalties, Taxes, costs and expenses (including attorneys' fees and court costs) (all of the foregoing collectively, the "Indemnified Losses") at any time imposed on or incurred by any Indemnified Party arising out of or otherwise relating to any Transaction Document, the transactions contemplated thereby or the acquisition of any portion of the Sold Interest, or any action taken or omitted by any of the Indemnified Parties (including any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b)), whether arising by reason of the acts to be performed by the Seller hereunder or otherwise, excluding only Indemnified Losses to the extent (a) a final judgment of a court of competent jurisdiction holds such Indemnified Losses resulted from gross negligence or willful misconduct of the Indemnified Party seeking indemnification, (b) such Indemnified Losses relate to, or result from, to the credit risk of the Obligor and for which reimbursement would constitute recourse to the Seller or the Collection Agent for uncollectible Receivables or (c) such Indemnified Losses include Taxes on, or measured by, the overall net income of the Agent, any Purchaser or such Indemnified Party computed in accordance with the Intended Tax Characterization; provided, however, that nothing contained in this sentence shall limit the liability of the Seller or the Collection Agent or limit the recourse of the Agent and each Purchaser to the Seller or the Collection Agent for any amounts otherwise specifically provided to be paid by the Seller or the Collection Agent hereunder. Without limiting the foregoing indemnification, but subject to the limitations set forth in clauses (a), (b) and (c) of the previous sentence, the Seller shall indemnify each Indemnified Party for Indemnified Losses relating to or resulting from:

             (i) any representation or warranty made by the Seller, the Originator or the Collection Agent (or any employee or agent of the Seller, the Originator or the Collection Agent) under or in connection with this Agreement, any Periodic Report or any other information or report delivered by the Seller, the Originator or the Collection Agent pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

          (ii) the failure by the Seller, the Originator or the Collection Agent to comply with any applicable law, rule or regulation related to any Receivable, or the nonconformity of any Receivable with any such applicable law, rule or regulation;

          (iii) the failure of the Seller to vest and maintain vested in the Purchasers or the Agent, for the benefit of the Purchasers, a perfected ownership or security interest in the Sold Interest and the property conveyed pursuant to Section 1.1(e) and Section 1.8, free and clear of any Adverse Claim;

          (iv) any commingling of funds to which the Agent or any Purchaser is entitled hereunder with any other funds;

          (v) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Letter;

          (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Eligible Receivable, or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

          (vii) any failure of the Seller or the Originator, or any Affiliate of any thereof, to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document to which such Person is a party (as a Collection Agent or otherwise);

          (viii) any action taken by the Agent as attorney-in-fact for the Seller pursuant to Section 3.5(b); or

          (ix) any environmental liability claim, products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort, arising out of or in connection with any Receivable or any other suit, claim or action of whatever sort relating to any of the Transaction Documents.

     Section 6.2. Increased Cost and Reduced Return. By way of clarification, and not of limitation, of Section 6.1, if the adoption after the date hereof of any applicable law, rule or regulation, or any change therein after the date hereof, or any change after the date hereof in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Windmill Funding Source, the Agent or any Purchaser (collectively, the "Funding Parties") with any request or directive issued after the date hereof (whether or not having the force of law) of any such Governmental Authority (a "Regulatory Change") (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Agreement or this Agreement (collectively, the "Funding Documents") or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for changes in the rate of Tax on the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party's capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party's policies concerning capital adequacy) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Seller shall pay to the Agent for the account of the Person such additional amounts as will compensate the Agent or such Purchaser (or, in the case of Windmill, will enable Windmill to compensate any Windmill Funding Source) for such increased cost or reduction.


     Section 6.3. Other Costs and Expenses. Also by way of clarification, and not of limitation, of Section 6.1, the Seller shall pay to the Agent on demand all reasonable costs and expenses in connection with (a) the preparation, execution, delivery and administration (including amendments of any provision) of the Transaction Documents, (b) the sale of the Sold Interest, (c) the perfection of the Agent's rights in the Receivables and Collections, (d) the enforcement by the Agent or the Purchasers of the obligations of the Seller under the Transaction Documents or of any Obligor under an Eligible Receivable and (e) the maintenance by the Agent of the Lock-Boxes and Lock-Box Accounts, including reasonable fees, costs and expenses of legal counsel for the Agent and Windmill relating to any of the foregoing or to advising the Agent, Windmill and any Windmill Funding Source about its rights and remedies under any Transaction Document and all reasonable costs and expenses (including counsel fees and expenses) of the Agent and each Purchaser in connection with the enforcement of the Transaction Documents and in connection with the administration of the Transaction Documents following the occurrence and continuance of a Termination Event. The Seller shall reimburse the Agent and Windmill for the cost of the Agent's or Windmill's auditors (which may be employees of such Person) auditing the books, records and procedures of the Seller. The Seller shall reimburse Windmill on demand for all other reasonable out-of-pocket costs and expenses incurred by Windmill or any shareholder of Windmill in connection with the Transaction Documents or the transactions contemplated thereby.

     Section 6.4. Withholding Taxes. (a) All payments made by the Seller hereunder shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient). If any such withholding is so required, the Seller shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Purchaser and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Purchaser or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Purchaser pays any such taxes, penalties or interest the Seller shall reimburse the Agent or such Purchaser for that payment on demand. If the Seller pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Purchaser or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

     (b) Before the first date on which any amount is payable hereunder for the account of any Purchaser not incorporated under the laws of the USA such Purchaser shall deliver to the Seller and the Agent each two (2) duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or successor applicable form) certifying that such Purchaser is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes. Each such Purchaser shall replace or update such forms when necessary to maintain any applicable exemption and as requested by the Agent or the Seller.

     Section 6.5. Payments and Allocations. If any Person seeks compensation pursuant to this Article VI, such Person shall deliver to the Seller and the Agent a certificate setting forth the amount due to such Person, a description of the circumstance giving rise thereto and the basis of the calculations of such amount, which certificate shall be conclusive absent manifest error as long as such determinations and calculations are made on a reasonable basis. The Seller shall pay to the Agent (for the account of such Person) the amount shown as due on any such certificate within 10 Business Days after receipt of the notice.

                                   Article VII

                              Conditions Precedent

     Section 7.1. Conditions to Closing. This Agreement shall become effective on the first date all conditions in this Section 7.1 are satisfied. On or before such date, the Seller shall deliver to the Agent the following documents in form, substance and quantity acceptable to the Agent:

          (a) A certificate of the Secretary of the Seller and the Originator certifying (i) the resolutions of the Seller's board of directors approving each Transaction Document to which it is a party,
     (ii) the name, signature, and authority of each officer who executes on the Seller's or the Originator's behalf a Transaction Document (on which certificate the Agent and each Purchaser may conclusively rely until a revised certificate is received), (iii) the Seller's and the Originator's certificate or articles of incorporation certified by the Secretary of State of its state of incorporation, (iv) a copy of the Seller's and the Originator's by-laws and (v) good standing certificates issued by the Secretaries of State of each jurisdiction of incorporation of each of the Seller and the Originator.

          (b) All instruments and other documents required, or deemed desirable by the Agent, to perfect the Agent's first priority interest in the Receivables and Collections in all appropriate jurisdictions.

          (c)  UCC search reports from all jurisdictions the Agent requests.

          (d) Executed copies of (i) all consents and authorizations necessary in connection with the Transaction Documents (ii) all Lock-Box Letters, (iii) a Periodic Report covering the month ended May 25, 1997 and (iv) each Transaction Document.

          (e) Favorable opinions of counsel to the Seller and the Originator covering such matters as Windmill or the Agent may request.

          (f) Such other approvals, opinions or documents as the Agent or Windmill may request.

     Section 7.2. Conditions to Each Purchase. The obligation of each Committed Purchaser to make any Purchase, and the right of the Seller to request or accept any Purchase, are subject to the conditions (and each Purchase shall evidence the Seller's representation and warranty that clauses (a) - (e) of this

Section 7.2 have been satisfied) that on the date of such Purchase before and after giving effect to the Purchase:

          (a) no Potential Termination Event shall then exist or shall occur as a result of the Purchase;

          (b)  the Liquidity Termination Date has not occurred;

          (c) after giving effect to the application of the proceeds of such Purchase, (x) the outstanding Matured Aggregate Investment would not exceed the Aggregate Commitment and (y) the outstanding Aggregate Investment would not exceed the Purchase Limit;

          (d) to the extent such Purchase is an Incremental Purchase (other than pursuant to the second sentence of Section 1.1(b)), the representation in Section 4.1(h), and with respect to all Purchases, the representations and warranties in all other subsections of Section 4.1 are true and correct in all material respects on and as of such date (except to the extent such representations and warranties relate solely to an earlier date and then as of such earlier date); and

          (e) the Seller and the Originator are in full compliance with the Transaction Documents (including all covenants and agreements in Article
     V).

Nothing in this Section 7.2 limits the obligations (including those in Section 2.1) of each Committed Purchaser to Windmill.

                                   Article VIII

                                     The Agent

     Section 8.1. Appointment and Authorization. Each Purchaser hereby irrevocably designates and appoints ABN AMRO Bank N.V. as the "Agent" hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto. The Agent shall hold, in its name, for the benefit of each Purchaser, the Purchase Interest of the Purchaser. The Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent. The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.

     Section 8.2. Delegation of Duties. The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

     Section 8.3. Exculpatory Provisions. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Instructing Group or (ii) in the absence of such Persons gross negligence or willful misconduct. The Agent shall not be responsible to any Purchaser or other Person for any recitals, representations, warranties or other statements made by the Seller, any World Color Press Entity or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any World Color Press Entity or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article VII. The Agent shall not have any obligation to any Purchaser to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, any World Color Press Entity or any of their Affiliates.

     Section 8.4. Reliance by Agent. The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document, other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers, and assurance of its indemnification, as it deems appropriate.

     Section 8.5. Assumed Payments. Unless the Agent shall have received notice from the applicable Purchaser before the date of any Put or of any Incremental Purchase that such Purchaser will not make available to the Agent the amount it is scheduled to remit as part of such Put or Incremental Purchase, the Agent may assume such Purchaser has made such amount available to the Agent when due (an "Assumed Payment") and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Purchaser shall not have made its Assumed Payment available to the Agent, such Purchaser (and the Seller in the case of any Incremental Purchase) hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

     Section 8.6. Notice of Termination Events. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Termination Event unless the Agent has received notice from any Purchaser or the Seller stating that a Potential Termination Event has occurred hereunder and describing such Potential Termination Event. The Agent shall take such action concerning a Potential Termination Event as may be directed by the Instructing Group (or, if required for such action, all of the Purchasers), but until the Agent receives such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Agent deems advisable and in the best interests of the Purchasers.

     Section 8.7. Non-Reliance on Agent and Other Purchasers. Each Purchaser expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Seller or any World Color Press Entity, shall be deemed to constitute any representation or warranty by the Agent. Each Purchaser represents and warrants to the Agent that, independently and without reliance upon the Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the World Color Press Entities, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. The Agent shall deliver each month to any Purchaser that so requests a copy of the Periodic Report(s) received covering the preceding calendar month.
Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Purchaser with any information concerning the Seller, any World Color Press Entity or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

     Section 8.8. Agent and Affiliates. The Agent and its Affiliates may extend credit to, accept deposits from and generally engage in any kind of business with the Seller, any World Color Press Entity or any of their Affiliates and, in its roles as a Liquidity Provider and the Enhancer, ABN AMRO may exercise or refrain from exercising its rights and powers as if it were not the Agent. The parties acknowledge that ABN AMRO acts as agent for Windmill and subagent for Windmill's management company in various capacities, as well as providing credit facilities and other support for Windmill not contained in the Transaction Documents.

     Section 8.9. Indemnification. Each Committed Purchaser shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller or the Originator and without limiting the obligation of the Seller or the Originator to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

     Section 8.10. Successor Agent. The Agent may, upon at least five (5) days written notice to the Seller and each Purchaser, resign as Agent. Such resignation shall not become effective until a successor agent is appointed by an Instructing Group and has accepted such appointment. Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Agent's resignation hereunder, the provisions of Article VI and this
Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

                                        Article IX

                                     Miscellaneous

     Section 9.1. Rating Agency Approval. To the extent required by the Program Documents, unless otherwise expressly stated in this Agreement, no
(a) material amendment, waiver, supplement or other modification of this Agreement or (b) assignment, termination, resignation or removal under this Agreement, shall be effective unless a written statement is obtained from each of the Rating Agencies that the rating of the indebtedness for borrowed money issued or sold by Windmill will not be downgraded or withdrawn or suspended as a result of such amendment, waiver, supplement, modification, assignment, termination, resignation or removal. Windmill shall provide each CP Dealer and each Rating Agency with at least ten (10) Business Days prior notice (or such shorter notice as to which such CP Dealer or Rating Agency may from time to time agree either verbally or in writing) of each amendment, waiver, supplement or other modification to this Agreement and each assignment, termination, resignation or removal under this Agreement and shall provide a copy of the form of any proposed material amendment, waiver, supplement or other modification.

     Section 9.2. Termination. Windmill shall cease to be a party hereto when the Windmill Termination Date has occurred, Windmill holds no Investment and all amounts payable to it hereunder have been indefeasibly paid in full. This Agreement shall terminate following the Liquidity Termination Date when no Investment is held by a Purchaser and all other amounts payable hereunder have been paid in full, but the rights and remedies of the Agent and each Purchaser concerning any representation, warranty or covenant made, or deemed to be made, by the Seller and under Article VI and Section 8.9 shall survive such termination.

     Section 9.3. Notices. Unless otherwise specified, all notices and other communications hereunder shall be in writing (including by telecopier or other facsimile communication), given to the appropriate Person at its address or telecopy number set forth on the signature pages hereof or at such other address or telecopy number as such Person may specify, and effective when received at the address specified by such Person. Each party hereto, however, authorizes the Agent to act on telephone notices of Purchases, Puts, and Discount Rate and Tranche Period selections from any person the Agent in good faith believes to be acting on behalf of the relevant party and, at the Agent's option, to tape record any such telephone conversation. Each party hereto agrees to deliver promptly to the Agent a confirmation of each telephone notice given or received by such party (signed by an authorized officer of such party), but the absence of such confirmation shall not affect the validity of the telephone notice. The Agent's records of all such conversations shall be deemed correct and, if the confirmation of a conversation differs in any material respect from the action taken by the Agent, the records of the Agent shall govern absent manifest error. The number of days for any advance notice required hereunder may be waived (orally or in writing) by the Person receiving such notice and, in the case of notices to the Agent, the consent of each Person to which the Agent is required to forward such notice.

     Section 9.4. Payments and Computations. Notwithstanding anything herein to the contrary, any amounts to be paid or transferred by the Seller or the Collection Agent to, or for the benefit of, any Purchaser or any other Person shall be paid or transferred to the Agent (for the benefit of such Purchaser or other Person). The Agent shall promptly (and, if reasonably practicable, on the day it receives such amounts) forward each such amount to the Person entitled thereto and such Person shall apply the amount in accordance herewith. All amounts to be paid or deposited hereunder shall be paid or transferred on the day when due in immediately available Dollars (and, if due from the Seller or Collection Agent, by 1:00 p.m. (Chicago time), with amounts received after such time being deemed paid on the Business Day following such receipt). The Seller hereby authorizes the Agent to debit the Seller Account for application to any amounts owed by the Seller hereunder. The Seller shall, to the extent permitted by law, pay to the Agent upon demand, for the account of the applicable Person, interest on all amounts not paid or transferred by the Seller or the Collection Agent when due hereunder at a rate equal to the Prime Rate plus 2%, calculated from the date any such amount became due until the date paid in full. Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Discount Rate or interest rate accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day. All computations of interest, fees, and Discount shall be calculated for the actual days elapsed based on a 360 day year.

     Section 9.5. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchasers in such recovery (as if such recovery were distributed pursuant to Section 2.3). If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     Section 9.6. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts then due and owing by the Seller hereunder.

     Section 9.7. Amendments. Except as otherwise expressly provided herein, no amendment or waiver hereof shall be effective unless signed by the Seller and the Instructing Group. In addition, no amendment hereof shall, without the consent of (a) all the Liquidity Providers, (i) extend the Liquidity Termination Date or the date of any payment or transfer of Collections by the Seller to the Collection Agent or by the Collection Agent to the Agent, (ii) reduce the rate or extend the time of payment of Discount for any Eurodollar Tranche or Prime Tranche, (iii) reduce the fee payable to the Liquidity Providers or extend the time of payment of any such fee, (iv) except as provided herein, release, transfer or modify any Committed Purchaser's Purchase Interest or change any Commitment, (v) amend the definition of Required Liquidity Providers, Instructing Group, Termination Event or Section 1.1(a) and (b), 1.2(b), 1.5, 2.1, 2.3, 7.2 or 9.7, Article
VI, or any provision of Article I of the Indemnity Agreement or any obligation of an World Color Press Entity thereunder, (vi) consent to the assignment or transfer by the Seller or the Originator of any interest in the Receivables other than transfers under the Transaction Documents, or (vii) amend any defined term relevant to the restrictions in clauses (i) through
(vi) in a manner which would circumvent the intention of such restrictions or
(b) the Agent, amend any provision hereof if the effect thereof is to affect the indemnities to, or the rights or duties of, the Agent or to reduce any fee payable for the Agent's own account. Notwithstanding the foregoing, the amount of any fee or other payment due and payable from the Seller to the Agent (for its own account), Windmill or the Enhancer may be changed or otherwise adjusted solely with the consent of the Seller and the party to which such payment is payable. Any amendment hereof shall apply to each Purchaser equally and shall be binding upon the Seller, the Purchasers and the Agent.

     Section 9.8. Waivers. No failure or delay of the Agent or any Purchaser in exercising any power, right, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right, privilege or remedy preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy. Any waiver hereof shall be effective only in the specific instance and for the specific purpose for which such waiver was given. After any waiver, the Seller, the Purchasers and the Agent shall be restored to their former position and rights and any Potential Termination Event waived shall be deemed to be cured and not continuing, but no such waiver shall extend to (or impair any right consequent upon) any subsequent or other Potential Termination Event. Any additional Discount that has accrued after a Termination Event before the execution of a waiver thereof, solely as a result of the occurrence of such Termination Event, may be waived by the Agent at the direction of the Purchaser entitled thereto or, in the case of Discount owing to the Liquidity Providers, of the Required Liquidity Providers.

     Section 9.9.   Successors and Assigns; Participations; Assignments.

     (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties without the prior consent of the Agent and the Purchasers.

    (b) Participations. Any Purchaser may sell to one or more Persons (each a "Participant") participating interests in the interests of such Purchaser hereunder. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller and the Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser's rights and obligations hereunder. Each Participant shall be entitled to the benefits of Article VI; provided, however, that no Participant shall be entitled to any amount in excess of what the applicable Purchaser would have been entitled to receive with respect to the interest transferred to such Participant had such transfer not taken place. A Purchaser shall not agree with a Participant to restrict such Purchaser's right to agree to any amendment hereto, except amendments described in clause (a) of Section 9.7.

     (c) Assignments by Liquidity Providers. Any Liquidity Provider may assign to one or more Persons ("Purchasing Liquidity Providers"), acceptable to the Agent in its sole discretion, any portion of its Commitment as a Liquidity Provider and Purchase Interest pursuant to a supplement hereto (a

"Transfer Supplement") in form satisfactory to the Agent executed by each such Purchasing Liquidity Provider, such selling Liquidity Provider and the Agent. Any such assignment by a Liquidity Provider must be for an amount of at least Five Million Dollars. Each Purchasing Liquidity Provider shall pay a fee of Three Thousand Dollars to the Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Liquidity Provider's Investment and its Commitment as a Liquidity Provider. Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Liquidity Provider to the selling Liquidity Provider of the agreed purchase price, such selling Liquidity Provider shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Liquidity Provider shall for all purposes be a Liquidity Provider party hereto and shall have all the rights and obligations of a Liquidity Provider hereunder to the same extent as if it were an original party hereto with a Commitment as a Liquidity Provider, an Investment and any related Assigned Windmill Settlement described in the Transfer Supplement.

     (d) Replaceable Liquidity Providers. If any Liquidity Provider (a "Replaceable Liquidity Provider") shall (i) petition the Seller for any amounts under Section 6.2 or (ii) cease to have a short-term debt rating of "A-1+" by S&P and "P-1" by Moody's, the Seller or Windmill may designate a replacement financial institution (a "Replacement Liquidity Provider") acceptable to the Agent, in its sole reasonable discretion, to which such Replaceable Liquidity Provider shall, subject to its receipt of an amount equal to its Investment and accrued Discount and fees thereon (plus, from the Seller, any Early Payment Fee that would have been payable if such transferred Investment had been paid on such date) and all amounts payable under Section 6.2, promptly assign all of its rights, obligations and Liquidity Provider Commitment hereunder, together with all of its Purchase Interest, and any related Assigned Windmill Settlement, to the Replacement Liquidity Provider in accordance with Section 9.9(c).

     (e) Assignment by Windmill. Each party hereto agrees and consents (i) to Windmill's assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Windmill Purchase Interest and the Windmill Settlement and (ii) to the complete assignment by Windmill of all of its rights and obligations hereunder to ABN AMRO or any other Person, and upon such assignment Windmill shall be released from all obligations and duties hereunder; provided, however, that Windmill may not, without the prior consent of the Required Liquidity Providers and the Enhancer, transfer any of its rights under
Section 2.1 to cause the Liquidity Providers or the Enhancer to purchase the Windmill Purchase Interest and the Windmill Settlement unless the assignee
(i) is a corporation whose principal business is the purchase of assets similar to the Receivables, (ii) has ABN AMRO as its administrative agent and
(iii) issues commercial paper with credit ratings substantially comparable to the Ratings. Windmill shall promptly notify each party hereto of any such assignment. Upon such an assignment of any portion of Windmill's Purchase Interest and the Windmill Settlement, the assignee shall have all of the rights of Windmill hereunder relate to such Windmill Purchase Interest and Windmill Settlement.

     (f) Opinions of Counsel. If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Agent may reasonably request.

     Section 9.10. Intended Tax Characterization. It is the intention of the parties hereto that, for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by the Purchasers (through the Agent) to the Seller that is secured by the Receivables (the "Intended Tax Characterization"). The parties hereto agree to report and otherwise to act for the purposes of all Taxes in a manner consistent with the Intended Tax Characterization. As provided in Section 5.1(g), the Seller hereby grants to the Agent, for the ratable benefit of the Purchasers, a security interest in all Receivables and Collections to secure the payment of all amounts other than Investment owing hereunder and (to the extent of the Sold Interest) to secure the repayment of all Investment.

     Section 9.11. Waiver of Confidentiality. The Seller hereby consents to the disclosure of any nonpublic information relating to the Seller, or the Transaction Documents among the Agent and the Purchasers and by the Agent or the Purchasers to (i) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof, (ii) any prospective or actual assignee or participant, (iii) any rating agency, surety, guarantor or credit or liquidity enhancer to the Agent or any Purchaser, (iv) any entity organized to purchase, or make loans secured by, financial assets for which ABN AMRO provides managerial services or acts as an administrative agent, (v) Windmill's administrator, management company, referral agents, issuing agents or depositaries or CP Dealers and (vi) Governmental Authorities with appropriate jurisdiction; provided that prior to any such disclosure pursuant to clauses (i) through (v) of this Section 9.11, the Person receiving such information shall agree in writing to keep such information confidential.

     Section 9.12. Agreement Not to Petition. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for Windmill, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause Windmill to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against Windmill under any federal or state bankruptcy, insolvency or similar law (including the Federal Bankruptcy
Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Windmill, or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of Windmill.

     Section 9.13.  Excess Funds.  Other than amounts payable under Section
9.5 and Article 2, Windmill shall be required to make payment of the amounts required to be paid pursuant hereto only if Windmill has Excess Funds (as defined below). If Windmill does not have Excess Funds, the excess of the amount due hereunder (other than pursuant to Section 9.5 and Article 2) over the amount paid shall not constitute a "claim" (as defined in Section 101(5) of the Federal Bankruptcy Code) against Windmill until such time as Windmill has Excess Funds. If Windmill does not have sufficient Excess Funds to make any payment due hereunder (other than pursuant to Section 9.5 and Article 2), then Windmill may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "Excess Funds" means the excess of (a) the aggregate projected value of Windmill's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of Windmill for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of Windmill for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by Windmill to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of Windmill then due and payable, but the amount of any liability, indebtedness or obligation of Windmill shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.

     Section 9.14. No Recourse. The obligations of Windmill, its management company, its administrator and its referral agents (each a "Program Administrator") under any Transaction Document or other document (each, a "Program Document") to which a Program Administrator is a party are solely the corporate obligations of such Program Administrator and no recourse shall be had for such obligations against any Affiliate, director, officer, member, manager, employee, attorney or agent of any Program Administrator.

     Section 9.15. Headings; Counterparts. Article and Section Headings in this Agreement are for reference only and shall not affect the construction of this Agreement. This Agreement may be executed by different parties on any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one and the same agreement.

     Section 9.16. Cumulative Rights and Severability. All rights and remedies of the Purchasers and Agent hereunder shall be cumulative and non-exclusive of any rights or remedies such Persons have under law or otherwise. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting such provision in any other jurisdiction.

     Section 9.17. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws (and not the law of conflicts) of the State of Illinois. The Seller hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois state court sitting in Chicago, Illinois for purposes of all legal proceedings arising out of, or relating to, the Transaction Documents or the transactions contemplated thereby. The Seller hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the venue of any such proceeding and any claim that any such proceeding has been brought in an inconvenient forum. Nothing in this
Section 9.17 shall affect the right of the Agent or any Purchaser to bring any action or proceeding against the Seller or its property in the courts of other jurisdictions.

     Section 9.18. Waiver of Trial by Jury. To the extent permitted by applicable law, each party hereto irrevocably waives all right of trial by jury in any action, proceeding or counterclaim arising out of, or in connection with, any transaction document or any matter arising thereunder.

     Section 9.19. Entire Agreement. The Transaction Documents constitute the entire understanding of the parties thereto concerning the subject matter thereof. Any previous or contemporaneous agreements, whether written or oral, concerning such matters are superseded thereby.

     In Witness Whereof, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

ABN AMRO Bank N.V., as the Agent          ABN AMRO Bank N.V., as the
Enhancer


By:________________________________       By:_______________________________

Title:_____________________________       Title:_____________________________


By:________________________________       By:________________________________

Title:_____________________________       Title:_____________________________

   Address:  Structured Finance,             Address:  Structured Finance,
                Asset Securitization                    Asset Securitization

             135 South LaSalle Street              135 South LaSalle Street

             Chicago, Illinois 60674-9135          Chicago, Illinois  60674-9135

             Attention: Purchaser Agent-      Attention:  Enhancer-Windmill
                         Windmill             Telephone:     (312) 904-6263

             Telephone: (312) 904-6263        Telecopy: (312) 904-6376

            Telecopy: (312) 904-6376



ABN AMRO Bank N.V.,                           Windmill Funding Corporation
   as a Liquidity Provider


By:________________________________       By:____________________________

Title:_____________________________       Title:_________________________


By: ________________________________      Address:  c/o Lord Securities

    Title:__________________________                Corporation

    Address:________________________               Two Wall Street

                                                   New York, New York  10005

                                           Attention:     Richard Taiano,

                                                          Vice President

     Attention:____________________

                                          Telephone:     (212) 346-9000

                                          Telecopy: (212) 346-9012

     Telephone:_____________________

     Telecopy: _____________________

                                          with a copy to:

World Color Finance, Inc.                 ABN AMRO Bank N.V.

                                          Address: Structured Finance,

                                              Asset Securitization

                                             135 South LaSalle Street

By: ________________________________         Chicago, Illinois 60674-9135

Title:______________________________         Attention:

_____________________ Administrator -

     Address:  The Mill                      Windmill

               340 Pemberwick Road           Telephone:   (312) 904-6263

               Greenwich, Connecticut 06831 Telecopy: (312) 904-6376

              Attention: ____________


               Telephone:

               Telecopy:

with a copy to:


            Latham & Watkins

            885 Third Avenue

            New York, New York  10022

            Attn:  Steven Della Rocca

                                     Schedule I

                                     Definitions

     The following terms have the meanings set forth, or referred to, below:

     "ABN AMRO" means ABN AMRO Bank N.V. in its individual capacity and not in its capacity as the Agent.

     "Administration Agreement" means the Amended and Restated Administration Agreement dated as of November 15, 1994, between Lord Securities Corporation and ABN AMRO, relating to Windmill, as such agreement may be amended from time to time in accordance with its terms.

     "Adverse Claim" means, for any asset or property of a Person, a lien, security interest, charge, mortgage, pledge, hypothecation, assignment or encumbrance, or any other right or claim, in, of or on such asset or property in favor of any other Person, except those in favor of the Agent or a Purchaser.

     "Affiliate" means, for any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, "control" means the power, directly or indirectly, to either (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of a Person or (ii) cause the direction of the management and policies of a Person.

    "Agent" is defined in the first paragraph hereof.

     "Agent's Account" means the Agent's account number 651143576750 at ABN AMRO or such other account designated to the Seller and the Purchasers by the Agent.

     "Aggregate Commitment" means Two Hundred Four Million Dollars ($204,000,000), as such amount may be reduced pursuant to Section 1.6.

     "Aggregate Investment" means the sum of the Investments of all Purchasers.

     "Assigned Windmill Settlement" means, for each Committed Purchaser for any Put, the product of such Purchaser's Purchased Percentage and the amount of the Windmill Settlement being transferred pursuant to such Put.

     "Bankruptcy Event" means, for any Person, that such Person makes a general assignment for the benefit of creditors or any proceeding is instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property (and in the case of any proceeding instituted against such Person, such proceeding is not dismissed or discharged within 90 days).

     "Base Rate" means the sum of (i) the Prime Rate plus (ii) 0.25%.

     "Business Day" means any day other than (a) a Saturday, Sunday or other day on which banks in New York City or Chicago, Illinois are authorized or required to close, (b) a holiday on the Federal Reserve calendar and, (c) solely for matters relating to a Eurodollar Tranche, a day on which dealings in Dollars are not carried on in the London interbank market.

     "Charge-Off" means any Receivable that has or should have been written off by the Seller in the ordinary course of business irrespective of whether such Receivable is reclassified as a "note receivable" or similar item on the financial statements of any World Color Press Entity.

      "Collection" means any amount paid, or deemed paid, on a Receivable, including from the proceeds of collateral securing, or any guaranty of, such

Receivable or by the Seller under Section 1.5(b).

     "Collection Agent" is defined in Section 3.1(a).

     "Committed Purchasers" is defined in Section 1.1(b).

     "Commitment" means, for each Committed Purchaser, the amount set forth on Schedule II, as adjusted in accordance with Sections 1.6 and 9.9.

     "Concentration Limit" means (i) with respect to Defaulted Receivables of a particular Obligor, an amount not to exceed twenty-five percent (25%) of the aggregate principal balance of all Receivables of such Obligor and (ii) with respect to the outstanding balance of all Receivables of the same Obligor, an amount not to exceed 4% of the Aggregate Investment (or, if larger, the Special Limit applicable to such Obligor).

     "CP Dealer" means, at any time, each Person Windmill then engages as a placement agent or commercial paper dealer.

     "CP Rate" means, for any CP Tranche Period, a rate per annum equal to the weighted average of the rates at which commercial paper notes having a term equal to such CP Tranche Period may be sold by any CP Dealer selected by Windmill, as agreed between each such CP Dealer and Windmill. If such rate is a discount rate, the CP Rate shall be the rate resulting from Windmill's converting such discount rate to an interest-bearing equivalent rate. If Windmill determines that it is not able, or that it is impractical, to issue commercial paper notes for any period of time, then the CP Rate for any Tranche Period created during such period of time shall be the Prime Rate. The CP Rate shall include all costs and expenses to Windmill of issuing the related commercial paper notes, including all dealer commissions and note issuance costs in connection therewith.

     "Credit Agreement" means that certain Second Amended and Restated Credit Agreement, dated as of June 6, 1996, among World Color Press, Inc., the

Lenders party thereto, Bankers Trust Company, as Administrative Agent, BA Securities, Inc., as Syndication Agent and Citibank, N.A., as Documentation Agent (as such document is currently in effect and without giving effect to any amendment or other modification thereto not expressly consented to by the Agent.

     "Credit and Collection Policy" means the Seller's credit and collection policy and practices relating to Receivables attached hereto as Exhibit I.

     "Deemed Collections" is defined in Section 1.5(c).

     "Default Ratio" means, for each calendar month, the ratio of (i) the aggregate outstanding balance of all Defaulted Receivables as of the end of such month to (ii) the aggregate outstanding balance of all Receivables for such period.

      "Defaulted Receivable" means any Receivable (other than a Charge-Off) on which any amount is unpaid more than 90 days past its original due date.

     "Delinquency Ratio" means, for each calendar month, the ratio of (a) the aggregate outstanding balance of all Delinquent Receivables as of the end of such month to (b) the aggregate outstanding balance of all Receivables as of the end of such month.

     "Delinquent Receivable" means any Receivable (other than a Charge-Off or Defaulted Receivable) on which any amount is unpaid more than 60 days after the due date thereof.

     "Dilution Ratio" means, for each calendar month, the ratio of (a) the aggregate amount of payments owed by the Seller pursuant to the first sentence of Section 1.5(b) as of the end of such month (other than amounts owed because of rebillings of previously billed amounts) to (b) the aggregate amount of Collections received as of the end of such month.

     "Dilution Reserve" means, at any time, the product of (i) the Eligible Receivables Balance and (ii) the greater of (a) 3% and (b) 2 times the highest average Dilution Ratio for any consecutive 3 months during the most recent 12 month period ended prior to the date on which the Dilution Reserve is being calculated.

     "Discount" means, for any Tranche Period, (a) the product of (i) the Discount Rate for such Tranche Period, (ii) the total amount of Investment allocated to the Tranche Period, and (iii) the number of days elapsed during the Tranche Period divided by (b) for a Eurodollar Tranche and CP Tranche, 360 days and for a Prime Tranche and a Base Rate Tranche, 365 days.

     "Discount Rate" means, for any Tranche Period, the CP Rate, the Eurodollar Rate, the Prime Rate or the Base Rate, as applicable.

     "Discount Reserve" means, at any time, (i) the product of (a) 1.5, (b) the Prime Rate, (c) Aggregate Net Investment and (d) Maximum Receivables Turnover divided by (ii) 360.

     "Dollar" and "$" means lawful currency of the United States of America.

     "Early Payment Fee" means, if any Investment of a Purchaser allocated (or, in the case of a requested Purchase not made by the Committed Purchasers for any reason other than their default, scheduled to be allocated) to a Tranche Period for a Eurodollar Tranche is reduced or terminated before the last day of such Tranche Period (the amount of Investment so reduced or terminated being referred to as the "Prepaid Amount"), the cost to the relevant Purchaser of terminating or reducing such Tranche, which for a Eurodollar Tranche will be determined based on the difference between the LIBOR applicable to such Tranche and the LIBOR applicable for a period equal to the remaining maturity of the Tranche on the date the Prepaid Amount is received.

     "Eligible Receivable" means, at any time, any Receivable:

           (i) the Obligor of which (a) is not a Subsidiary of the Originator and (b) is not a government or a governmental subdivision or agency;

          (ii) which is stated to be due and payable within 90 days after the invoice therefor; provided, however, that Receivables which are otherwise Eligible Receivables with an aggregate outstanding balance of not more than 5% of the Eligible Receivables Balance may be stated to be due and payable more than 90 days after the invoice thereof and shall constitute Eligible Receivables;

          (iii) which is not a Defaulted Receivable or a Charge-Off;

          (iv) which is an "account" or "chattel paper" within the meaning of
     Section 9-105 and Section 9-106, respectively of the UCC of all applicable jurisdictions;

          (v)  which is denominated and payable only in Dollars;

          (vi) which arises under a contract that is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms subject to no asserted offset, counterclaim or defense asserted in a writing delivered to the Originator or other Adverse Claim other than a Permitted Lien;

          (vii) which arises under a contract that (A) contains an obligation to pay a specified sum of money and is subject to no unsatisfied contingencies, (B) does not require the Obligor under such contract to consent to the transfer, sale or assignment of the rights and duties of the Originator under such contract, (C) does not contain a confidentiality provision that purports to restrict any Purchaser's exercise of rights under this Agreement, including, without limitation, the right to review such contract and (D) directs payment to be made to a Lock-Box Account;

          (viii) which does not, in whole or in part, contravene any law, rule or regulation applicable thereto (including, without limitation, those relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

          (ix) which satisfies all applicable requirements of the Credit and Collection Policy and was generated in the ordinary course of the Originator's business (or the business of a Subsidiary of the Originator) from the sale of goods or provision of services to a related Obligor solely by the Originator (or a Subsidiary of the Originator);

          (x) which is an account receivable representing all or part of the sales price of merchandise, insurance and services within the meaning of
     Section 3(c)(5) of the Investment Company Act of 1940; and

          (xi) the purchase of which with proceeds of notes would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933.

     "Eligible Receivable Balance" means, at any time, the aggregate outstanding principal balance of all Eligible Receivables, less the aggregate outstanding principal balance of Eligible Receivables which exceed the Concentration Limit.

     "Enhancer" is defined in the first paragraph hereof.

     "Enhancer Commitment Percentage" means 10%.

     "Eurodollar Rate" means, for any Tranche Period for a Eurodollar Tranche, the sum of (a) LIBOR for such Tranche Period divided by 1 minus the "Reserve Requirement" and (b)(i) for Investment of a Liquidity Provider, the amount specified in the Pricing Letter, or, (ii) for Investment of the Enhancer, the amount specified in the Fee Letter; where "Reserve Requirement" means, for any Tranche Period for a Eurodollar Tranche, the maximum reserve requirement imposed during such Tranche Period on "eurocurrency liabilities" as currently defined in Regulation D of the Board of Governors of the Federal Reserve System.

     "Excluded Receivable" means the accounts described in a separate letter agreement between the Seller and the Agent dated the date hereof.

     "Face Amount" means the face amount of any Windmill commercial paper issued on a discount basis or, if not issued on a discount basis, the principal amount of such note and interest scheduled to accrue thereon to its stated maturity.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such transactions received by ABN AMRO as of approximately 10:00 a.m. (Chicago time) on such day from three federal funds brokers of recognized standing selected by it.

     "Fee Letter" means the letter agreement dated as of the date hereof among the Seller, the Agent, Windmill and the Enhancer.

     "Funding Agreement" means any agreement or instrument executed by Windmill and executed by or in favor of any Windmill Funding Source or executed by any Windmill Funding Source at the request of Windmill (including the Program LOC).

     "GAAP" means generally accepted accounting principles in the USA, applied on a consistent basis.

     "Governmental Authority" means any (a) Federal, state, municipal or other governmental entity, board, bureau, agency or instrumentality, (b) administrative or regulatory authority (including any central bank or similar authority) or (c) court, judicial authority or arbitrator, in each case, whether foreign or domestic.

     "Incremental Purchase" is defined in Section 1.1(b).

     "Indemnity Agreement" means the Indemnity Agreement, dated as of the date hereof, between, the Originator and the Agent.

      "Instructing Group" means the Required Liquidity Providers, the Enhancer and, unless the Windmill Termination Date has occurred and Windmill has no Investment, Windmill.

     "Intended Tax Characterization" is defined in Section 9.10.

     "Interim Liquidation" means any time before the Liquidity Termination Date during which no Reinvestment Purchases are made by any Purchaser, as established pursuant to Section 1.2.

     "Investment" means, for each Purchaser, (a) the sum of (i) all Incremental Purchases by such Purchaser and (ii) the aggregate amount of any payments or exchanges made by, or on behalf of, such Purchaser to any other Purchaser under Article II minus (b) all Collections, amounts received from other Purchasers under Article II, and other amounts received or exchanged and, in each case, applied by the Agent or such Purchaser to reduce such Purchaser's Investment. A Purchaser's Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

     "LIBOR" means, for any Tranche Period for a Eurodollar Tranche or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Tranche Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers' Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Tranche Period or other period. If for any Tranche Period for a Eurodollar Tranche no such displayed rate is available

(or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least 3 Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates ABN AMRO is offered deposits of such duration in the London interbank market.

     "Liquidation Period" means, for Windmill only, all times when Windmill is not making Reinvestment Purchases pursuant to Section 1.1(d) and, for all Purchasers, all times (x) during an Interim Liquidation and (y) on and after the Liquidity Termination Date.

     "Liquidity Providers" is defined in the first paragraph hereof.

     "Liquidity Termination Date" means the earliest of (a) the date of the occurrence of a Termination Event described in clause (e) of the definition of Termination Event, (b) the date designated by the Agent to the Seller at any time after the occurrence of any other Termination Event, (c) the Business Day designated by the Seller with no less than five (5) Business Days prior notice to the Agent and (d) the Scheduled Termination Date.

     "Lock-Box" means each post office box or bank box listed on Exhibit F, as revised pursuant to Section 5.1 (i).

     "Lock-Box Account" means each account maintained by the Collection Agent at a Lock-Box Bank for the purpose of receiving or concentrating Collections.

     "Lock-Box Agreement" means each agreement between the Seller and a Lock-Box Bank concerning a Lock-Box Account.

     "Lock-Box Bank" means each bank listed on Exhibit F, as revised pursuant to Section 5.1(i).

     "Lock-Box Letter" means a letter in substantially the form of Exhibit G (or otherwise acceptable to the Agent) from the Seller to each Lock-Box Bank, acknowledged and accepted by such Lock-Box Bank and the Agent.

     "Loss Reserve" means, at any time, the product of (i) the Eligible Receivables Balance and (ii) the greater of (a) 12%, (b) 3 times the highest average Delinquency Ratio for any consecutive 3 months during the most recent 12 month period which ended prior to the date on which the Loss Reserve is being calculated and (c) 1.5 times the highest average Default Ratio for any consecutive 3 months during the most recent 12 month period which ended prior to the date on which the Loss Reserve is being calculated.

     "Loss-to-Liquidation Ratio" means, for each calendar month, the ratio of the outstanding balance of Receivables that became Charge-Offs during such month to the aggregate amount of Collections during such month.

     "Material Adverse Effect" means a material adverse effect on the business, operations, properties, assets or condition or prospects (financial or otherwise) of the Originator and its Subsidiaries, taken as a whole.

     "Matured Aggregate Investment" means, at any time, the Matured Value of Windmill's Investment plus the total Investments of all other Purchasers then outstanding.

     "Matured Value" means, of any Investment, the sum of such Investment and all unpaid Discount scheduled to become due (whether or not then due) on such Investment during all Tranche Periods to which any portion of such Investment has been allocated.

     "Maximum Incremental Purchase Amount" means, at any time, the lesser of
(a) the difference between the Purchase Limit and the Aggregate Investment then outstanding and (b) the difference between the Aggregate Commitment and the Matured Aggregate Investment then outstanding.

     "Maximum Receivables Turnover" means, for any period for which it is calculated, (a) the Eligible Receivable Balance at the beginning of such period divided by (b) the average daily Collections (other than Deemed Collections) during such period.

     "Moody's" means Moody's Investors Service, Inc.

     "Obligor" means, for any Receivable, each Person obligated to pay such Receivable and each guarantor of such obligation.

    "Originator" means World Color Press, Inc.

     "Periodic Report" is defined in Section 3.3.

     "Permitted Investments" means (a) evidences of indebtedness, maturing within thirty (30) days after the date of purchase thereof, issued by, or guaranteed by the full faith and credit of, the federal government of the USA, (b) repurchase agreements with banking institutions or broker-dealers registered under the Securities Exchange Act of 1934 which are fully secured by obligations of the kind specified in clause (a), (c) money market funds
(i) rated not lower than the highest rating category from Moody's and "AAAm" or "AAAm-g," from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least "A-1+" (or the equivalent) by S&P and at least "P-1" (or the equivalent) by Moody's.

     "Permitted Lien" means (i) any security interests granted to the Lenders party to the Credit Agreement, (ii) an Adverse Claim created in the ordinary course of business and (iii) any lien for taxes, assessments, governmental charges or claims which are not yet due or which are being contested in good faith and any attachment or judgment lien, as long as the judgment it secures is, within thirty days after the entry thereof, discharged or execution thereof stayed pending appeal, or is discharged within thirty days after the expiration of any such stay.

     "Person" means an individual, partnership, corporation, association, joint venture, Governmental Authority or other entity of any kind.

     "Potential Termination Event" means any Termination Event or any event or condition that with the lapse of time or giving of notice, or both, would constitute a Termination Event.

     "Pricing Letter" means the letter agreement dated as of the date hereof among the Liquidity Providers, the Agent and the Seller.

     "Prime Rate" means, for any period, the daily average during such period of (a) the floating commercial loan rate per annum of ABN AMRO (which rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by ABN AMRO) announced from time to time as its prime rate or equivalent for Dollar loans in the USA, changing as and when said rate changes plus (b) during the pendency of a Termination Event, 1% for Investment of a Liquidity Provider and 2% for Investment of the Enhancer.

     "Program Documents" shall have the meaning set forth in the Administration Agreement.

     "Program LOC" means that certain amended and restated irrevocable transferable letter of credit No. S550115, dated November 3, 1995, issued by the Enhancer at the request of Windmill, and each letter of credit issued in substitution or replacement therefor.

     "Program Unreimbursed Draw Amount" means the sum of all draws under the Program LOC in connection with this Transaction which have not been reimbursed (whether through the payment of cash or the exchange of assets), together with all interest thereon and all other amounts, if any, payable in connection therewith.

     "Purchase" is defined in Section 1.1(a).

     "Purchase Agreement" means the Receivables Purchase Agreement dated as of the date hereof among the Seller and the Originator.

     "Purchase Amount" is defined in Section 1.1(c).

     "Purchase Date" is defined in Section 1.1(c).

     "Purchase Interest" means, for a Purchaser, the percentage ownership interest in the Receivables and Collections held by such Purchaser, calculated when and as described in Section 1.1(b).

     "Purchase Limit" means $200,000,000.

     "Purchase Note" means each revolving promissory note issued by the Seller to the Originator under the Purchase Agreement.

     "Purchase Price" means, for each Committed Purchaser for any Put, such Purchaser's Purchased Percentage for such Put multiplied by the sum of (a)
(i) for the Enhancer, the amount of Windmill's Investment being transferred pursuant to such Put (the "Put Investment") and (ii) for each Liquidity Provider, the lesser of (A), the Put Investment and (B) the sum of (I) the product of (1) the amount of Windmill Investment being transferred pursuant to such Put divided by the Windmill Investment (before giving effect to such Put), (2) Windmill's Purchase Interest at such time, (3) the Reserve Adjusted Eligible Receivables Balance as most recently calculated, provided, however, that Collections used to reduce such most recently computed Eligible Receivables Balance but not yet received by the Agent shall be added back to the Eligible Receivables Balance, and (II) the amount of Windmill Settlement being transferred pursuant to such Put plus (b) all unpaid Discount owed to Windmill (whether or not then due) to the end of each applicable Tranche Period to which any Investment being Put has been allocated. Windmill shall calculate the Purchase Price on the date of such Put based on the information then available to it, and, regardless of whether such information is complete, such calculation shall be conclusive and binding absent manifest error; provided, however, that if such purchase occurs due to the occurrence of a Termination Event, the Purchase Price shall be determined as of the date such Termination Event first occurred, adjusted to reflect amounts received by Windmill. In making any such calculation, Windmill shall be entitled to rely on information provided to it by the Seller without any obligation to investigate the accuracy or completeness of such information.

     "Purchased Percentage" means, for any Put, for each Committed Purchaser, its Ratable Share or such lesser percentage as is necessary to prevent the Purchase Price of such Purchaser from exceeding its Unused Commitment (unless, in the case of the Enhancer, it elects not to reduce its Purchased Percentage in whole or in part).

     "Purchasers" means the Liquidity Providers, the Enhancer and Windmill.

     "Put" is defined in Section 2.l(a).

     "Ratable Share" means, for each Committed Purchaser, such Purchaser's Commitment divided by the Aggregate Commitment. If, however, on the date any Incremental Purchase or payment for any Put is to be made by the Committed Purchasers, the Enhancer has outstanding Investment plus Program Unreimbursed Draw Amount in excess of its Ratable Share of the outstanding Investment and Program Unreimbursed Draw Amount of all Committed Purchasers, then for purposes of such Incremental Purchaser or Put the Ratable Share of each Committed Purchaser shall be replaced with a percentage equal for each Committed Purchaser to (a) its Commitment minus its Investment and Program Unreimbursed Draw Amount before such Purchase or Put (its "Existing Investment") divided by (b) the Aggregate Commitment minus the sum of the Existing Investments of all Committed Purchasers.

     "Rating Agency" means Moody's, S&P and any other rating agency Windmill chooses to rate its commercial paper notes.

     "Ratings" means the ratings by the Rating Agencies of the indebtedness for borrowed money of Windmill.

     "Receivable" means each obligation of an Obligor to pay for merchandise sold or services rendered by the Originator (or a Subsidiary of the Originator if such obligation was sold to the Originator) and includes the rights to payment of any interest or finance charges and in the merchandise (including returned goods) and contracts relating to such Receivable, all security interests, guaranties and property securing or supporting payment of such Receivable, all Records and all proceeds of the foregoing, excluding however, all Excluded Receivables. During any Interim Liquidation and on and after the Liquidity Termination Date, the term "Receivable" shall only include receivables existing on the date such Interim Liquidation commenced or Liquidity Termination Date occurred, as applicable. Deemed Collections shall reduce the outstanding balance of Receivables hereunder, so that any Receivable that has its outstanding balance deemed collected shall cease to be a Receivable hereunder after (x) the Collection Agent receives payment of such Deemed Collections under Section 1.5(b) or (y) if such Deemed Collection is received before the Liquidity Termination Date, an adjustment to the Sold Interest permitted by Section 1.5(c) is made.

     "Records" means, for any Receivable, all contracts, books, records and other documents or information (including computer programs, tapes, disks, software and related property and rights) relating to such Receivable.

     "Reinvestment Purchase" is defined in Section 1.1(b).

     "Required Liquidity Providers" means Liquidity Providers having Liquidity Provider Commitments in excess of 66-2/3% of the Commitment of all Liquidity Providers.

     "Reserve" means, at any time, the sum of the Loss Reserve, the Dilution Reserve and the Discount Reserve.

     "Reserve Adjusted Eligible Receivables Balance" means the Reserve Adjustment Fraction multiplied by the Eligible Receivable Balance.

     "Reserve Adjustment Fraction" means 1 divided by 1.05.

     "Reserve Percentage" means, as of any day for which calculated, the Reserve divided by the Eligible Receivables Balance, expressed as a percentage.

     "Scheduled Termination Date" means June 29, 1998, as such date may be extended from time to time pursuant to Section 1.9.

     "Seller" is defined in the first paragraph hereof.

     "Seller Account" means the account designated by the Seller to the Agent with at least ten (10) days prior notice.

     "Sold Interest" is defined in Section 1.1(a).

     "Special Limit" means the Obligor limits described in a separate letter agreement between the Seller and the Agent dated the date hereof.

     "Special Transaction Subaccount" means the special transaction subaccount established for this Agreement pursuant to Windmill's depositary agreement.

     "S&P" means Standard & Poor's Ratings Group.

     "Subsidiary" means, with respect to any Person, any other Person of which at least a majority of the voting stock (or equivalent equity interests) is owned or controlled by such Person or by one or more other Subsidiaries of the Seller.

     "Taxes" means all taxes, charges, fees, levies or other assessments (including income, gross receipts, profits, withholding, excise, property, sales, use, license, occupation and franchise taxes and including any related interest, penalties or other additions) imposed by any jurisdiction or taxing authority (whether foreign or domestic).

     "Termination Date" means (a) for Windmill, the Windmill Termination Date, (b) for the Liquidity Providers, the Liquidity Termination Date and (c) for the Enhancer, the earlier of (i) the third (3rd) Business Day following the Liquidity Provider Termination Date and (ii) the Scheduled Termination Date.

     "Termination Event" means the occurrence of any one or more of the following:

          (a) any written representation, warranty, certification or statement made, or deemed made by the Seller or any World Color Press Entity in, or pursuant to, any Transaction Document proves to have been incorrect in any material respect when made or deemed made; or

          (b) the Collection Agent, any World Color Press Entity or the Seller fails to make any payment or other transfer of funds hereunder when due and such failure continues for 3 Business Days after notice to the Seller by the Agent thereof; or

          (c) the Seller fails to observe or perform any covenant or agreement contained in Sections 5.1(g) and (j) or the Originator fails to perform any covenant or agreement in Section 5.1(e) and (j) of the Receivables Purchase Agreement, as incorporated by reference in Section
     4.2 of the Indemnity Agreement; or

          (d) the Originator, Seller or the Collection Agent (or any sub-collection agent) fails to observe or perform any other term, covenant or agreement in any material respect under any Transaction Document, and such failure remains unremedied for three Business Days after notice to the Seller by the Agent thereof; or

          (e)  the Seller or the Originator suffers a Bankruptcy Event; or

          (f) the average Delinquency Ratio for any three consecutive calendar months exceeds 5.0%, the average Default Ratio for any three consecutive calendar months exceeds 9.0%, the average Dilution Ratio for any three consecutive calendar months exceeds 5.0% or the average Loss-to Liquidation Ratio for any three consecutive calendar months exceeds 2.0%; or

          (g) (i) the Seller or the Originator thereof disaffirms or contests the validity or enforceability of any Transaction Document or
     (ii) any Transaction Document fails to be the enforceable obligation of the Seller or any Affiliate party thereto; or

          (h) the Originator shall fail to own and control, directly or indirectly, 100% of the outstanding voting stock of the Seller.

          (i) the average Maximum Receivables Turnover for any consecutive 3 month period exceeds 85 days.

          (j) Any Default or Event of Default shall occur and be continuing under Sections 6.6(A) or 6.6(B) of the Credit Agreement.

Notwithstanding the foregoing, a failure of a representation or warranty or breach of any covenant described in clause (a), (c) or (d) above related to a Receivable shall not constitute a Termination Event if the Seller has been deemed to have collected such Receivable pursuant to Section 1.5(b) or, before the Liquidity Termination Date, has adjusted the Sold Interest as provided in
Section 1.5(c) so that such Receivable is no longer considered to be outstanding.

     "Tranche" means a portion of the Investment of a Windmill or of the Committed Purchasers allocated to a Tranche Period pursuant to Section 1.3.
A Tranche is a (i) CP Tranche, (ii) Eurodollar Tranche or (iii) Prime Tranche depending whether Discount accrues during its Tranche Period based on a (i) CP Rate, (ii) Eurodollar Rate, or (iii) Prime Rate or Base Rate.

     "Tranche Period" means a period of days ending on a Business Day selected pursuant to Section 1.3, which (i) for a CP Tranche shall not exceed 270 days and (ii) for a Eurodollar Tranche shall not exceed 180 days.

     "Transaction Documents" means this Agreement, the Fee Letter, the Indemnity Agreement, the Pricing Letter, the Purchase Agreement, the Purchase Note(s), and all other documents, instruments and agreements executed or furnished in connection herewith and therewith.

     "Transfer Supplement" is defined in Section 9.9(c).

     "UCC" means, for any state, the Uniform Commercial Code as in effect in such state.

     "USA" means the United States of America (including all states and political subdivisions thereof).

     ""Unaccrued Discount" means, for any Committed Purchaser for a Tranche Period, in connection with any purchase of any Investment pursuant to Section
2.1 during such Tranche Period an amount equal to the difference between the Discount that would have been payable on such Investment as of the last day of its Tranche Period on such Investment and the Discount that had accrued on such Investment prior to the date of such Purchase.

     "Unused Commitment" means, for any Committed Purchaser at any time, the difference between its Commitment and its Investment then outstanding.

     "Unused Aggregate Commitment" means, at any time, the difference between the Aggregate Commitment then in effect and the outstanding Matured Aggregate Investment.

     "Windmill" is defined in the first paragraph hereof.

     "Windmill Funding Source" means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for Windmill.

      "Windmill Settlement" means the sum of all claims and rights to payment pursuant to Section 1.5 or 1.7 or any other provision owed to Windmill (or owed to the Agent or the Collection Agent for the benefit of Windmill) by the Seller that, if paid, would be applied to reduce Windmill's Investment.

     "Windmill Termination Date" means the earliest of (a) the Business Day designated by the Seller with no less than five (5) Business Days prior notice to the Agent, (b) the Business Day designated by Windmill at any time to the Seller, (c) the Liquidity Termination Date and (d) June 29, 2002.

     "World Color Press Entity" means the Originator, Northeast Graphics Inc., Shea Communications Company, Lanman Lithotech, Inc., Image
Technologies, Inc., Central Florida Press, L.C., The Wessel Company, Inc., RAI, Inc., KRI, Inc. and The Lanman Companies, Inc.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Unless otherwise inconsistent with the terms of this Agreement, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP. Amounts to be calculated hereunder shall be continuously recalculated at the time any information relevant to such calculation changes.